Credit Agreement

Dated as of June 30, 2011

By and Among

Grubb & Ellis Healthcare REIT II Holdings, LP,
as the Borrower

the Lenders from time to time parties hereto,
as Lenders

and
KeyBank National Association,
as Lead Arranger, a Lender and Agent

Section 2.5 Payment of Revolving Credit Loans; Termination of and Voluntary Changes in Commitments; Mandatory Repayments. 23

Section 10.18 Pledge of Intercompany Notes and Borrower’s Interest in Mortgages. 81

Section 10.19 Provisions re Assigned Credit Advance Value 81

Schedule 3.1 O Schedule 3.6 Schedule 3.7 Schedule 3.8 Schedule 3.13 Schedule 3.16 Schedule 7.1 Schedule 7.2 Schedule 7.3	rganiz	ation; Capitalization; Subsidiaries Judgments, Actions, Proceedings Defaults Burdensome Documents Name Changes; Mergers Acquisitions ERISA Permitted Indebtedness Permitted Liens Permitted Guaranties
Exhibit A Exhibit B-1 Exhibit B-2 Exhibit C-1 Exhibit C-2 Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J	- - - - - - - - - - - -	Form of Revolving Credit Note
Form of Parent Guaranty Agreement
Form of Subsidiary Guaranty Agreement
Form of Mortgage Agreement
Form of Assignment of Leases and Rents
Form of Compliance Certificate
Form of Borrowing Base Certificate
Form of Assignment and Acceptance
Form of Borrowing Notice (Borrowing)
Form of Borrowing Notice (Conversion)
Insurance Requirements
Form of Environmental Indemnity Agreement

Credit Agreement

This Credit Agreement dated as of June 30, 2011 (as amended or supplemented from time to time hereafter, this “Agreement”), is by and among, Grubb & Ellis Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Borrower”); KeyBank National Association, a national banking association, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”); and the several financial institutions from time to time party to this Agreement, as Lenders (hereinafter referred to as “Lenders” or “Banks”);

Recitals:

The Lenders have agreed to make available to the Borrower various Revolving Credit Loans (as defined below) upon the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1.	Definitions.

	Section 1.1	Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” – the acquisition of title to an Eligible Facility by any Subsidiary Guarantor.

“Acquisition Date” – the date (a) of any Acquisition of any Eligible Facility by any Subsidiary Guarantor and (b) all other conditions set forth in Section 4 with respect to any advance of Loan proceeds have been satisfied.

“Advance Value” - sixty-five percent (65%) of any individual Eligible Asset’s Appraised Value; provided, however, that if an individual Eligible Asset is subject to a Purchase Option, the Advance Value will be the lesser of sixty-five percent (65%) of such individual Eligible Asset’s Appraised Value or 100% of net cash purchase price set forth in such Purchase Option; provided, further, that the Advance Value for the proposed Eligible Facility located in Charlottesville, Virginia will be $7,600,000.

“Advisor” – Grubb & Ellis Healthcare REIT II Advisor, LLC, a Delaware limited liability company or any successor or replacement thereof reasonably satisfactory to the Agent and Required Lenders and otherwise satisfying the requirements of Section 6.18.

”Advisory Agreement” - that certain Advisory Agreement dated as of June 1, 2011 among Borrower, Parent Guarantor and Advisor.

“Additional Costs” - as defined in subsection 2.18(b) hereof.

“Affected Loans” - as defined in Section 2.21 hereof.

“Affected Type” - as defined in Section 2.21 hereof

“Affiliate” - as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (a) any Person that owns directly or indirectly ten (10%) percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten (10%) percent or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (b) each ten (10%) percent or more shareholder, each director and executive officer of any Loan Party shall be deemed to be an Affiliate of such Loan Party.

“Agent” – as defined in the introductory paragraph hereof.

“Alternate Base Rate” - for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the then-applicable interest rate for LIBOR Loans, plus 1.00% per annum.

“Applicable Margin” - as at any date of determination, with respect to LIBOR Loans or Base Rate Loans, Three and 50/100 (3.50%) percent per annum, and, with respect to Prime Rate Loans, zero and 75/100 (0.75%) percent per annum.

“Appraisal” - an appraisal providing an assessment of the fair market value of a Property (whether appraised on a stand-alone basis or “in bulk” together with similar Properties) which is independently and impartially prepared by an MAI appraiser having substantial experience in the appraisal of health care facilities and conforming to Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation.

“Appraised Value” - with respect to any Facility or Property comprised of real estate, the value (based upon the lesser of cost or value) of such Facility or Property reflected in the most recent Appraisal prepared with respect to such Facility or Property and using the following capitalization rates: 8.5% for medical office buildings; 8.0% for independent living facilities; 9.0% for assisted living facilities and hospitals; 10.0% for memory care facilities; and 13.0% for skilled nursing facilities.

“Assessment Rate” - at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of one (1%) percent) then charged by the Federal Deposit Insurance Corporation (or any successor) to the Agent for deposit insurance for Dollar time deposits with the Agent at its Principal Office.

“Assigned Credit Advance Value” – with respect to each Eligible Facility, the amount of that portion of the Revolving Credit Loan advanced hereunder for the Acquisition of such Eligible Facility (which, as of June 30, 2011 is as set forth below) together with all accrued and unpaid interest and fees thereon:

Subsidiary Guarantor	Property Location	Assigned Credit
		Advance Value
G&E HC REIT II Care Pavilion Pavilion, L.P	Philadelphia, Pennsylvania	$22,256,597

G&E HC REIT II Cheltenham York SNF, L.P	Philadelphia, Pennsylvania	$13,066,834

G&E HC REIT II Cliveden SNF, L.P	Philadelphia, Pennsylvania	$3,604,402

G&E HC REIT II Maplewood Manor SNF, L.P	Philadelphia, Pennsylvania	$1,100,141

G&E HC REIT II Tucker House SNF, L.P	Philadelphia, Pennsylvania	$1,126,986

G&E HC REIT II Yuma SNF, LLC	Yuma, Arizona	$8,750,000

G&E HC REIT II Charlottesville SNF, LLC	Charlottesville, Virginia	$7,600,000

G&E HC REIT II Fincastle SNF, LLC	Fincastle, Virginia (Note: This Facility is not currently an Eligible Facility)	$0

G&E HC REIT II Hot Springs SNF, LLC	Hot Springs, Virginia	$1,755,000

G&E HC REIT II Midlothian SNF, LLC	Midlothian, Virginia	$11,879,000

TOTAL		$71,138,960

“Assignment and Acceptance” - an agreement in the form of Exhibit F hereto.

“Assignment(s) of Leases and Rents” – any assignment of leases and rents or similar document encumbering real property constituting a Eligible Facility for which any Loan Party is the assignor, substantially in the form of Exhibit C-2 attached hereto (as revised to comply with local law and practice).

“Bank(s)” - the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate Loans” - Loans that bear interest at a rate based upon the Alternate Base Rate.

“Borrower” – as defined in the introductory paragraph hereof.

“Borrowing Base” - shall mean as of any time the same is to be determined an amount equal to the lesser of (a) Advance Value of each Eligible Facility at the time of the respective Acquisition Date therefor, which shall be based on an Appraisal acceptable to the Agent in its reasonable discretion, or (b) an amount which results in a 1.35 to 1.00 debt service coverage based upon the following assumed factors: (i) the stabilized pro forma Net Operating Income developed by the Agent for the Eligible Facilities, (ii) interest payable hereunder at the pro forma Implied Interest Rate, and (iii) amortization payable under a thirty (30) year amortization schedule.

Notwithstanding the foregoing, any Facility meeting the following criteria will not be included in the Borrowing Base: (a) the Operator or any Substantial Tenant of such Facility is bankrupt, insolvent or is otherwise the subject of any proceedings similar in nature to those set forth in Section 8.6 hereof, (b) the Operator or any Substantial Tenant of such Facility is more than ninety (90) days past due on its obligations of any lease pertaining to such Facility (without giving effect to any waivers granted by the applicable lessor or amendments to such lease) unless otherwise consented to by Agent (in its sole discretion) with respect to Operators or Substantial Tenants that are Affiliates of the Borrower, (c) such Facility ceases to be an Eligible Facility (including, without limitation, any Facility that has a Project Yield on its Acquisition Date of less than 11.5% or thereafter has a Project Yield of less than 9.5%), and (d) any Eligible Facility removed from the Borrowing Base pursuant to the terms of Section 7.7 hereof.

The Borrowing Base shall be adjusted promptly upon each Acquisition or Disposition upon receipt of each Borrowing Base Certificate to reflect such additions or deletions of Eligible Facilities and other adjustments as set forth in this Agreement.

“Borrowing Base Certificate” – the certificate in the form of Exhibit E hereto which is required to be delivered from time to time to Agent and Lenders in accordance with Section 4.2(a) and Article 5 hereof.

“Borrowing Notice” - as applicable, a written notice with respect to each termination or reduction of the Revolving Credit Commitments, each borrowing (substantially in the form of Exhibit G), conversion (substantially in the form of Exhibit H), repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan.

“Business Day” - any day other than Saturday, Sunday or any other day on which commercial Lenders in the States of Ohio or New York are authorized or required to close under the laws of such States.

“Capital Expenditures” - for any period, the aggregate amount of all payments made or to be made during such period by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP.

“Capitalized Lease” - any lease, the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” - as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” or “Cash Equivalents” - assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

“CERCLA” - the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.

“Closing Date” - the date on which all such conditions precedent set forth in Section 4.1 and otherwise to initial funding of the Revolving Credit Loans have been satisfied or waived in writing by the Agent and the Lenders

“Code” - the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder.

“Collateral Document” – each Mortgage, Assignment of Leases and Rents, security agreement, pledge, UCC financing statement and other document or instrument creating, perfecting or otherwise pertaining to Liens and security interests from Borrower and/or each Subsidiary Guarantor in favor of Agent securing the Obligations hereunder and under each other Loan Document.

“Compliance Certificate” - a certificate in the form of Exhibit D annexed hereto, executed by a Responsible Officer of Borrower and the Parent Guarantor to the effect that, to such Responsible Officers’ knowledge (after due inquiry into the matters being certified): (a) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrower as described in such certificate, including, without limitation, that the covenants set forth in Section 7.11 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form and substance satisfactory to the Agent, of such compliance, and (b) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect.

“Computation Period” - each period of preceding one (1) consecutive fiscal quarter.

“Consolidated Net Worth” – at any time, the consolidated stockholders equity of the Parent Guarantor and its Subsidiaries, all as determined in accordance with GAAP consistently applied.

“Consolidated Total Leverage Ratio” - the ratio of the Consolidated Total Indebtedness of GB REIT to its Consolidated Total Tangible Asset Value where (i) “Consolidated Total Indebtedness” means all indebtedness of GB REIT (including all indebtedness of the Subsidiaries) for money borrowed or for the deferred purchase price of property and lease obligations of GB REIT and its Subsidiaries which have been, or which in accordance with Statement of Financial Accounting Standards No. 13, as from time to time amended, should be, capitalized, and including the full amount of all contingent obligations and all letter of credit reimbursement obligations of GB REIT and its Subsidiaries (and including GB REIT’s pro rata share based on ownership percentage of any such indebtedness of other entities in which GB REIT has an ownership interest); and (ii) “Consolidated Total Tangible Asset Value” means, as of any date, the earnings of GB REIT (including its Subsidiaries) for the preceding twelve (12) consecutive calendar months, before interest, taxes, depreciation and amortization (“EBITDA”), calculated in accordance with GAAP, and divided by the applicable property specific capitalization rate, which, for earnings from: medical office buildings shall be 8.5%; independent living properties shall be 8%; assisted living properties and hospitals shall be 9%; memory care facilities shall be 10%; and skilled nursing facilities shall be 13%.

“Controlled Group” - all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with GB REIT, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001 (a)(2) of ERISA.

“Credit Period” - the period commencing on the date of this Agreement and ending on the Revolving Credit Commitment Termination Date.

“Debt Instrument” - as defined in subsection 8.4(a) hereof.

“Debt Service Coverage Ratio” - for any period, the ratio of (a) the EBITDA of GB REIT (and its Subsidiaries) for the preceding twelve (12) consecutive calendar months, plus fees and costs incurred during that period in connection with the purchase of the Eligible Facilities and other Facilities, to (b) total required payments of principal and interest on the Consolidated Total Indebtedness of GB REIT and its Subsidiaries during that same period

“Default” - an event which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” - any Lender which is a Funds Defaulting Lender and/or an Insolvency Defaulting Lender.

“Disposition” - the sale, lease, conveyance, transfer or other disposition of any Eligible Facility (whether in one or a series of transactions), including accounts and notes receivable (with or without recourse), refinancing transactions and sale-leaseback transactions other than to an Affiliate.

“Dollars” and “$” - lawful money of the United States of America.

“Eligible Assignee” - a commercial bank or other financial institution (other than a Defaulting Lender) having a combined capital and surplus of at least One Hundred Million ($100,000,000) Dollars.

“Eligible Facility” – any Facility located in any of the fifty (50) states of the United States of America or the District of Columbia that, as determined by the Agent in its reasonable discretion: (a) is owned by a Subsidiary Guarantor (or, if such Facility is owned by a proposed Subsidiary Guarantor that is a Joint Venture, at least ninety-five percent (95%) of the Equity Interests in such Joint Venture are owned by a Subsidiary Guarantor so long as such Subsidiary Guarantor is the managing member or general partner of such proposed Subsidiary Guarantor that is a Joint Venture), (b) is (or, immediately after giving effect to the Acquisition thereof, will be) free and clear of any adverse Environmental Liabilities, (c) is not (or, immediately after giving effect to the Acquisition thereof, will not be) encumbered by any Liens other than Permitted Liens, (d) if all or a substantial portion of such Facility is leased to a third party tenant (or a group of tenants that are Affiliates) such lease(s) have a remaining term ending not earlier than two (2) years after the Extended Revolving Credit Commitment Termination Date (assuming, for purposes of this determination, that the extension right under Section 2.24 may be and has been properly exercised), (e) if such facility is leased to an Operator or a Substantial Tenant, such lessee has and maintains all licenses and approvals necessary to operate such Facility, (f) has a Project Yield on its Acquisition Date of not less than 11.5% (and thereafter has a Project Yield of not less than 9.5%), and (g) is otherwise reasonably acceptable to Agent.

“Employee Benefit Plan” - any employee benefit plan within the meaning of Section 3(3) of ERISA which is subject to ERISA and (a) is maintained for employees of the Parent Guarantor or Borrower, or (b) with respect to which any Loan Party has any liability.

“Environmental Audit” means a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of each Eligible Facility.

“Environmental Laws and Regulations” - all federal, state and local environmental laws, regulations, ordinances, orders, judgments and decrees applicable to the Borrower or any other Loan Party, or any of their respective assets or properties.

“Environmental Liability” - any liability under any applicable Environmental Laws and Regulations for any disposal, release or threatened release of a hazardous substance pollutant or contaminant as those terms are defined under CERCLA, and any liability which would require a removal, remedial or response action, as those terms are defined under CERCLA, by any person or by any environmental regulatory body having jurisdiction over the Parent Guarantor and its Subsidiaries and/or any liability arising under any Environmental Laws and Regulations for the Parent Guarantor’s or any Subsidiary’s failure to comply with such laws and regulations, including without limitation, the failure to comply with or obtain any applicable environmental permit.

“Environmental Indemnity Agreement” – that certain Environmental Indemnity Agreement (substantially in the form attached hereto as Exhibit J) from Borrower and each Subsidiary Guarantor, jointly and severally, indemnifying Agent and each Lender with regard to all matters related to Environmental Liability, Environmental Proceedings and other environmental matters as set forth more fully therein.

“Environmental Proceeding” - any judgment, action, proceeding or investigation pending before any court or governmental authority, with respect to the Parent Guarantor or any Subsidiary and arising under or relating to any Environmental Laws and Regulations.

“Equity Interests” - the membership interests, partnership interests, capital stock of any class or any other equity interest of any Person and options, warrants and other rights to acquire membership interests, partnership interests, capital stock of any class or any other equity interest of such Person.

“ERISA” - the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” - as applied to any Loan Party, any corporation, person or trade or business which is a member of a group which is under common control with any Loan Party, who together with any Loan Party, is treated as a single employer within the meaning of Section 4l4(b) — (o) of the Code and, if applicable, Section 4001(a)(l4) and (b) of ERISA.

“Event of Default” - as defined in Article 8 hereof.

“Exit Fee” - as defined in subsection 6.16(c) hereof.

“Extended Revolving Credit Commitment Termination Date” - if the right set forth in Section 2.24 hereof is properly exercised, June 30, 2015.

“Extension Fee” - as defined in subsection 2.24 hereof.

“Facility” –any medical office building, skilled nursing facility, or independent or assisted living facility acceptable to Agent in its sole discretion.

“Facility Fee” - as defined in subsection 2.7(b) hereof.

“Facility Fee Percentage” – Fifty/100 of One Percent (0.50%) per annum.

“Facility Usage” - as defined in subsection 2.7(b) hereof.

“Federal Funds Rate” - for any day, the weighted average of the rates on overnight federal funds transactions with member Lenders of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to the Agent on such day on such overnight transactions as reasonably determined by the Agent).

“Fee(s)” - as defined in subsection 2.7(c) hereof.

“Fee Letter” - as defined in subsection 2.7(a) hereof.

“Financial Statements” - with respect to Parent Guarantor, its audited Consolidated Balance Sheet as at December 31, 2011, together with the related audited Consolidated Income Statement and Statement of Changes in Cash Flow for the fiscal year then ended.

“Funds Defaulting Lender” - any Lender that (a) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Revolving Credit Loan, (b) has notified Borrower or Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Credit Loan or its pro rata share of any payment under Section 9.5, (c) has failed to confirm that it will comply with its obligation to fund any Revolving Credit Loan or its pro rata share of any payment under Section 9.5 within five (5) Business Days after written request for such confirmation from Agent (which request may only be made after all conditions to funding have been satisfied); provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by Agent, or (d) has failed to pay to Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section 9.7 or any other amount that is de minimis) due under any Loan Document within five (5) Business Days of the date due, unless, in case of each of (a), (b), (c) and (d) above, such amount is the subject of a good faith dispute.

“Future Commitment” - as defined in subsection 2.23(d) hereof.

“GAAP” - generally accepted accounting principles in the United States in effect from time to time.

“GB REIT” - Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation, (and sometimes also referred to as Parent Guarantor).

“Governmental Authority” - any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” – GB REIT, as Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” – the Guaranty Agreement from Parent Guarantor and each Person that is, from time to time, a Subsidiary Guarantor, in the form of Exhibit B attached hereto.

“Hazardous Materials” - any toxic chemical, hazardous substances, contaminants or pollutants, medical wastes, infectious wastes, or hazardous wastes which have not been remediated in accordance with applicable Environmental Laws and Regulations.

“Implied Interest Rate” - the interest rate that is the greater of (i) Six and 50/100 percent (6.50)% per annum, (ii) the then current Interest Rate, or (iii) the sum of Two and 50/100 percent (2.50)% per annum plus the rate (as reasonably estimated by Agent on the Acquisition Date) of the then current rate for seven (7) year notes of the United States Treasury.

“Impound Account”- as defined in subsection 8.15 hereof.

“Indebtedness” - with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person; and (e) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease or under an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Insolvency Defaulting Lender” - any Lender that (a) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided, however, that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interests in such Lender or a parent company thereof, unless, in the case of each of the foregoing, the Borrower and the Agent shall determine in their sole and absolute discretion the such Lender intends and is able (and has all necessary approvals and authority) to continue to perform its obligations under and in accordance with the Loan Documents.

“Insurance Requirements” – the insurance requirements for each Eligible Facility set forth on Exhibit I attached hereto.

“Intercompany Notes” – promissory notes from time to time from each Subsidiary Guarantor payable to Borrower (and endorsed in blank (as to payee) and delivered to Agent) in the amount of such Subsidiary Guarantor’s Assigned Credit Advance Value.

“Interest Expense” - for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness of the Parent Guarantor and its Subsidiaries outstanding at any time during such period.

“Interest Period” - with respect to any LIBOR Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another Type into a LIBOR Loan, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day one (1) month thereafter, as the Borrower may select as provided in Section 2.2 hereof, except that each such Interest Period which commences on the last LIBOR Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (a) each Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall end on the next succeeding LIBOR Business Day (or, if such next succeeding LIBOR Business Day falls in the next succeeding calendar month, on the next preceding LIBOR Business Day); (b) no more than six (6) Interest Periods for LIBOR Loans shall be in effect at the same time; (c) any Interest Period that commences before the Revolving Credit Commitment Termination Date shall end no later than the Revolving Credit Commitment Termination Date; and (d) notwithstanding clause (c) above, no Interest Period shall have a duration of less than one month. In the event that the Borrower fails to select the duration of any Interest Period for any LIBOR Loan within the time period and otherwise as provided in Section 2.2 hereof, such LIBOR Loans will be automatically converted into a Base Rate Loan on the last day of the preceding Interest Period for such LIBOR Loan.

“Interest Rate” — as defined in subsection 2.6(a)(i) hereof.

“Interest Rate Contracts” - interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates.

“Investments” – all investments, in cash or by delivery of property made, directly or indirectly, (i) in any Person, whether by acquisition of Equity Interests, Indebtedness or other obligations or securities or by loan, advance, guaranty, capital contribution or otherwise, or (ii) in any assets or Property.

“Joint Venture” – a partnership, limited liability company, corporation, joint venture or trust (other than a Subsidiary) in which the Parent Guarantor, Borrower and/or its Subsidiaries (or any combination thereof) own less than 100% of the Equity Interests.

“Late Charge” — as defined in subsection 2.6(d) hereof.

“Latest Balance Sheet” - as defined in subsection 3.9(a) hereof.

“Lease Rental Expense” - for any period and with respect to any Facility, the total amount payable during such period by any third party lessee of such Facility to any Loan Party, including, without limitation, (a) base rent (as adjusted from time to time), plus (b) all incremental charges to which the Facility is subject under the lease relating thereto.

“Lender(s)” - the meaning specified in the introductory paragraph hereto.

“Lending Office” - with respect to each Lender, with respect to each Type of Loan, the Lending Office as designated for such Type of Loan below its name on the signature pages hereof or such other office of such Lender or of an affiliate of such Lender as it may from time to time specify to the Agent and the Borrower as the office at which its Loans of such Type are to be made and maintained.

“LIBOR Base Rate” - with respect to any LIBOR Loan, for any Interest Period therefor, the rate per annum, calculated to five (5) decimal points, appearing on the Screen at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period, as “LIBOR” for deposits denominated in Dollars with a maturity comparable to such Interest Period. In the case of any borrowing of a LIBOR Loan where such rate is not available at such time in accordance with the preceding sentence, then the LIBOR Base Rate with respect to any such borrowing for such Interest Period shall be the rate at which Dollar deposits for a maturity comparable to such Interest Period are offered by the principal office of a leading bank in the London interbank market as selected by the Agent at approximately 11 :00 a.m. London time (or as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period.

“LIBOR Business Day” - a Business Day on which dealings in Dollar deposits are earned out in the London interbank market.

“LIBOR Loan(s)” - any Loan the interest on which is determined on the basis of rates referred to in the definition of “LIBOR Rate” in this Article 1.

“LIBOR Rate” - for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one (l%) percent) determined by the Agent to be equal to: (a) the LIBOR Base Rate for such Loan for such Interest Period; divided by (b) one (1) minus the Reserve Requirement for such Loan for such Interest Period. The Agent shall use its best efforts to advise the Borrower of the LIBOR Rate as soon as practicable after each change in the LIBOR Rate; provided, however, that the failure of the Agent to so advise the Borrower on anyone or more occasions shall not affect the rights of the Lenders or the Agent or the obligations of the Borrower hereunder.

“Lien” - any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan(s)” - Revolving Credit Loans. Loans of different Types made or converted from Loans of other Types on the same day (or of the same Type but having different Interest Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

“Loan Documents” - this Agreement, each Note, each Mortgage, any other Collateral Document, each SNDA, each Subordination Agreement, each Environmental Indemnity Agreement, and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

“Loan Party” – each Guarantor and Borrower and any other Person (other than the Lenders and the Agent) which now or hereafter executes and delivers to any Lender or the Agent any Loan Document.

“Material Adverse Effect” - any fact or circumstance which (a) materially and adversely affects the business, operation, property or financial condition of the Borrower and any Guarantor taken as a whole, or (b) has a material adverse effect on the ability of the Borrower or any Guarantor to perform their respective obligations under this Agreement, the Notes or the other Loan Documents.

“Monthly Dates” - the first day of each month, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a LIBOR Business Day, the relevant Monthly Date shall be the next succeeding LIBOR Business Day (or, if the next succeeding LIBOR Business Day falls in the next succeeding calendar month, then on the next preceding LIBOR Business Day).

“Monthly Insurance Impound”- as defined in subsection 8.15 hereof.

“Monthly Tax Impound”- as defined in subsection 8.15 hereof.

“Mortgage(s)” – any mortgage, deed of trust, deed to secure debt or similar document encumbering real property constituting a Eligible Facility for which any Loan Party is the mortgagor, grantor or trustor, as the case may be, substantially in the form of Exhibit C-1 attached hereto (as revised to comply with local law and practice).

“Multiemployer Plan” - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

“Net Asset Sale Proceeds” - with respect to any Disposition or refinancing of any Eligible Facility an amount equal to: (a) the sum of cash payments received by Borrower or any Subsidiary Guarantor from such sale or refinancing, minus (b) any bona fide direct costs incurred in connection with such sale or refinancing, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such sale or refinancing during the tax period applicable to the sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Revolving Credit Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such sale or refinancing, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such sale undertaken by Borrower or any Subsidiary Guarantor in connection with such sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by Borrower or any Subsidiary Guarantor (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of Borrower or any Subsidiary Guarantor by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Borrower or any Subsidiary Guarantor in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary Guarantor in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Issuance Proceeds” - in respect of any issuance of Indebtedness or equity, the net proceeds in Cash received by Parent Guarantor or any of its Subsidiaries upon or simultaneously with such issuance, net of direct costs of such issuance and any taxes paid or payable by the recipient of such proceeds.

“Net Operating Income” - means for any period, (i) the net income before taxes of the Borrower and its Subsidiaries (or, for the purposes of calculating Rent Coverage Ratio, the net income before taxes of each Operator) for such period, plus, to the extent deducted in determining such net income, the sum (without duplication) of (1) income taxes, (2) interest expense, (3) depreciation, (4) amortization, (5) rental expense and (6) actual management fees paid to the Manager in cash pursuant to the Management Agreements, less (ii) operating expenses (such as cleaning, utilities, administrative, landscaping, and security expenses), management expenses (in an amount equal to five percent (5%) of the gross revenues of each Facility for such period), repairs and maintenance and reserves for replacements (in an amount equal to $500 per bed for Facilities that are hospitals, $300 per unit for Facilities that are assisted living facilities or independent living facilities, $500 per unit for Facilities that are skilled nursing facilities and $0.50 per gross square foot for Facilities that are medical office buildings), and less (iii) fixed expenses paid by Borrower or its Subsidiaries (or, for the purposes of calculating Rent Coverage Ratio, the fixed expenses paid by each Operator) (such as insurance, real estate and other taxes). All operating expenses shall be related to the Facilities, shall be for services from arm’s-length third-party transactions or equivalent to the same, and shall exclude all expenses for capital improvements and replacements, debt service and depreciation or amortization of capital expenditures and other similar non-cash items.

“New Type Loans” - as defined in Section 2.21 hereof.

“Non-Defaulting Lender” - each Lender other than an Insolvency Defaulting Lender or Funds Defaulting Lender.

“Note(s)” - a Revolving Credit Note.

“Obligations” - collectively, all of the indebtedness, liabilities and obligations of the Loan Parties to the Lenders and the Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under the Loan Documents.

“Operating Lease” – any lease to an Operator of any Eligible Facility to the extent that such lease gives such entity control of the operation of such Eligible Facility.

“Operator” - the lessee of any Eligible Facility owned or leased by a Loan Party, to the extent that such entity controls the operation of such Eligible Facility.

“Payor” - as defined in Section 2.15 hereof.

“Parent Guarantor” – Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (also referred to herein as GB REIT).

“PBGC” - Pension Benefit Guaranty Corporation.

“Permanent Lender” - as defined in subsection 6.16(a) hereof.

“Permanent Loan” - as defined in subsection 6.16(a) hereof.

“Permitted Liens” - as to any Person: (a) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at the time shall currently be prosecuting an appeal or proceedings for review; (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; (e) Liens securing the Obligations; (f) Liens of any lease to an Operator or Substantial Tenant approved by Agent; (g) Liens incidental to the conduct of the business of such Person or to the ownership of such Person’s property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in this clause (g) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person; (h) any Lien disclosed on any Title Policy and approved by Agent (such approval being evidenced by Agent’s agreement to permit such exception in the Agent’s title escrow instructions delivered in connection with the Acquisition of such Eligible Facility), and as to all the foregoing only to the extent arising and continuing in the ordinary course of business; and (i) any Liens permitted by the Subordination Agreement(s).

“Person” - an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Philadelphia Facility” – any of the following five (5) facilities:

Facility Owner/Subsidiary Guarantor	Facility Address
G&E HC REIT II Care Pavilion SNF, L.P.	6212 Walnut Street, Philadelphia, Pennsylvania

G&E HC REIT II Maplewood Manor SNF, L.P.	125 West Schoolhouse Lane, Philadelphia, Pennsylvania

G&E HC REIT II Cheltenham York SNF, L.P.	7107 Old York Road, Philadelphia, Pennsylvania

G&E HC REIT II Tucker House SNF, L.P.	1001-11 Wallace Street, Philadelphia, Pennsylvania

G&E HC REIT II Cliveden SNF, L.P.	6400 Greene Street (a/k/a 301 West Johnson Street), Philadelphia, Pennsylvania

“Philadelphia Master Lease” – that certain Master Lease among the Philadelphia Subsidiary Guarantors, as lessor, and PA Holdings-SNF, L.P., as lessee.

“Philadelphia Subsidiary Guarantors” – any of the following five (5) Subsidiary Guarantors:

G&E HC REIT II Care Pavilion SNF, L.P.

G&E HC REIT II Maplewood Manor SNF, L.P.

G&E HC REIT II Cheltenham York SNF, L.P.

G&E HC REIT II Tucker House SNF, L.P.

G&E HC REIT II Cliveden SNF, L.P.

“Plan” - at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (a) maintained by GB REIT or any member of the Controlled Group for employees of GB REIT, or by GB REIT for any other member of such Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which GB REIT or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” - (a) in respect of any Loans, a rate per annum equal to: (i) if such Loans are Base Rate Loans, three (3%) percent above the Alternate Base Rate as in effect from time to time for Base Rate Loans, or (ii) if such Loans are LIBOR Loans, three (3%) percent above the rate of interest in effect thereon at the time of the Event of Default that resulted in the Post-Default Rate being instituted until the end of the then current Interest Period therefor and, thereafter, three (3%) above the Alternate Base Rate as in effect from time to time; and (b) in respect of other amounts payable by the Borrower hereunder (other than interest), equal to three (3%) above the Alternate Base Rate as in effect from time to time.

“Prime Rate” - for any day, a fluctuating interest rate per annum equal to the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit.

“Prime Rate Loan” - Loans that bear interest at a rate based upon the Prime Rate.

“Principal Office” - the principal office of the Agent presently located at 127 Public Square, Cleveland, Ohio 44114-1306.

“Project Yield” – for any Facility is the rate (expressed as a percentage) of the Net Operating Income for such Facility (calculated on an annualized basis using the information for the period of the immediately preceding three (3) months for such Facility) divided by the Advance Value for such Facility.

“Property” - any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Option” – any written option, in favor of any Operator (or other entity acceptable to Agent), to purchase an Eligible Facility and otherwise in scope, form and substance satisfactory to Agent.

“Regulation D” - Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Regulatory Change” - as to any Lender, any change after the date of this Agreement in United States federal, or state, or foreign, laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise (including the Assessment Rate if applicable to any Loan)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of Lenders, including such Lender, of or under any United States federal, or state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“REIT Status” - with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its stockholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Rent Coverage Ratio” – for any period, the ratio of (i) Net Operating Income for all of the Eligible Facilities, to (ii) the aggregate of rent paid to each Subsidiary Guarantor owning an Eligible Facility, as determined in accordance with GAAP.

“Required Lenders” - at any time, subject to the terms of Section 2.23, Non-Defaulting Lenders holding or being responsible for 51% or more (or, if there are less than three (3) Non-Defaulting Lenders that are not Affiliates, 100%) of the sum of all Revolving Exposure and all unutilized Revolving Credit Commitments.

“Required Payment” - as defined in Section 2.15 hereof.

“Reserve Requirement” - for any LIBOR Loans for any quarterly period (or, as the case may be, shorter period) as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under Regulation D by member Lenders of the Federal Reserve System in New York City with deposits exceeding One Billion ($1,000,000,000) Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member Lenders by reason of any Regulatory Change against: (a) any category of liabilities which includes deposits by references to which the LIBOR Rate for LIBOR Loans is to be determined as provided in the definition of “LIBOR Base Rate” in this Article 1, or (b) any category of extensions of credit or other assets which include LIBOR Loans.

“Responsible Officer” of any Person means the chief executive officer, chief operating officer, chief financial officer, treasurer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.

“Revolving Credit Commitment” - as to each Lender, the obligation of such Lender to make Revolving Credit Loans in the aggregate amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Revolving Credit Commitment” as such amount is subject to increase or reduction in accordance with the terms hereof.

“Revolving Credit Commitment Termination Date” – unless the Revolving Credit Commitments are sooner terminated pursuant to the terms of Section 2.5 or Section 8.15 hereof, June 30, 2014, or, if properly exercised, the Extended Revolving Credit Commitment Termination Date established in accordance with Section 2.24 hereof.

“Revolving Credit Loan(s)” - as defined in Section 2.1 hereof.

“Revolving Credit Note(s)” - as defined in Section 2.4(a) hereof.

“Revolving Exposure” - with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender’s Revolving Credit Loans.

“Revolving Percentage” - as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Lender on such date (or, if there are no Revolving Credit Commitments on such date, on the last date upon which one or more Revolving Credit Commitments were in effect), and (ii) the denominator of which is Total Revolving Credit Commitment on such date (or, if there are no Revolving Credit Commitments on such date, on the last date upon which one or more Revolving Credit Commitments were in effect).

“S&P” - Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Screen” - the relevant display page for LIBOR on the Reuter Monitor Money Rates Service, provided that if the Agent determines that there is no such relevant display page for LIBOR, “Screen” shall mean the relevant display page for LIBOR on the Dow Jones Market Service.

“SNDA” – with respect to any proposed Eligible Facility, a Subordination, Non-Disturbance and Attornment Agreement (or similar document) executed, at Agent’s request pursuant to Section 4.2, by such tenants (including, without limitation, any Operator or Substantial Tenant) of the proposed Eligible Facility as Agent shall request.

“Solvent” – means, with respect to any Person on any particular date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets and property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s assets and property would constitute an unreasonably small capital.

“Subordinated Intercompany Indebtedness” – all Indebtedness of G&E HC REIT II Philadelphia SNF Portfolio SPE Limited Partner, LLC (in the original aggregate principal amount of $     ) to Borrower.

“Subordination Agreement” – that certain Subordination Agreement dated as of the date hereof among Agent, G&E HC REIT II Philadelphia SNF Portfolio SPE Limited Partner, LLC and Borrower pertaining to the Subordinated Intercompany Indebtedness.

“Subsidiary” - with respect to any Person, any corporation, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, (b) in the case of a partnership or other entity, in which such Person is a general partner or of which a majority of the partnership or other equity interests are at the time owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of a joint venture, in which such Person is a joint venturer and of which a majority of the ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to “Subsidiary” or “Subsidiaries” shall be deemed to be references to a Subsidiary or Subsidiaries of Parent Guarantor.

“Subsidiary Guarantor” – each direct or indirect Subsidiary of GB REIT or Borrower that is the legal or beneficial owner of an Eligible Facility or is an Operator or Substantial Tenant of such Eligible Property and in each case that becomes a Guarantor hereunder pursuant to the terms of Section 4 hereof.

“Substantial Tenant” - any tenant that either (a) occupies more than fifteen percent (15%) of any Facility’s total rentable area or (b) is required to pay more than fifteen percent (15%) of any Facility’s total rent payable, in each case as determined by Agent in its reasonable discretion.

“Survey” – as set forth in Section 4.1(h).

“Terrorism Laws” - any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Threshold Amount” - as defined in subsection 6.16(a) hereof.

“Title Policy” – as set forth in Section 4.1(g).

“Total Asset Value” – the aggregate Appraised Value of all Facilities determined by an Appraisal not less than twenty four (24) months old and otherwise reasonably satisfactory to Agent.

“Total Revolving Credit Commitment” - the aggregate obligation of the Lenders to make Revolving Credit Loans hereunder up to the aggregate amount of Seventy One Million Five Hundred Thousand and No/100 Dollars ($71,500,000.00), subject to increases or reductions as set forth in Article 2.

“Total Revolving Exposure” - at any time, the sum at such time of the outstanding principal balance of the Revolving Credit Loans of all Lenders.

“Type” - refers to the characteristics of a Loan as a Base Rate Loan or a LIBOR Loan or a Prime Rate Loan for a particular Interest Period. All Base Rate Loans are of the same Type. All Prime Rate Loans are of the same Type. All LIBOR Loans with identical interest rates and Interest Periods are of the same Type. All other Loans are of different Types. Interest Periods are identical if they begin and end on the same days.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Undewriting Fee” - as defined in subsection 2.7(a) hereof.

“USA Patriot Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

Section 1.2 GAAP.

Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.

Article 2.	Revolving Credit Commitments; Revolving Credit Loans.

	Section 2.1	Revolving Credit Loans.

Each Lender hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower during the Credit Period to and including the Revolving Credit Commitment Termination Date.

Each Lender’s obligations to make Revolving Credit Loans are subject to the following limitations: (a) subject at all times to the limitations set forth in “(c)” below, the amount of each Revolving Credit Loan made in connection with any Acquisition may not to exceed the Advance Value of such Eligible Facility; (b) the aggregate principal amount of each Revolving Credit Loan at anyone time outstanding may not result in any Lender’s Revolving Exposure exceeding the Revolving Credit Commitment of such Lender as then in effect; and (c) at all times the Total Revolving Exposure shall not exceed the lesser of (i) the Total Revolving Credit Commitment as then in effect or (ii) the Borrowing Base as from time to time determined and computed.

Subject to the terms of this Agreement (including, without limitation, Section 10.19 hereof), during the Credit Period the Borrower may borrow, repay and reborrow Revolving Credit Loans.

Section 2.2 Notices Relating to Revolving Credit Loans.

The Borrower shall give the Agent written notice of each termination or reduction of the Revolving Credit Commitments, each borrowing, conversion, repayment and prepayment of each Revolving Credit Loan and of the duration of each Interest Period applicable to each LIBOR Loan (and the Agent shall promptly notify the Lenders thereof). Each such Borrowing Notice shall be irrevocable and shall be effective only if received by the Agent not later than 2:00 P.M. (E.S.T.) on the date that is:

(a) In the case of each notice of termination or reduction of the Revolving Credit Commitments, five (5) Business Days prior to the date of the related termination or reduction;

(b) In the case of each notice of borrowing and repayment of, or conversion into, Base Rate Loans or Prime Rate Loans, one (l) Business Day prior to the date of the related borrowing or repayment or conversion; and

(c) In the case of each notice of borrowing or repayment of, or conversion into, LIBOR Loans, or the duration of an Interest Period for LIBOR Loans, (i) two (2) LIBOR Business Days prior to the date of the related borrowing, repayment or conversion or (ii) the first day of such Interest Period.

Each such notice of termination or reduction shall specify the amount thereof. Each such notice of borrowing, conversion, repayment or prepayment shall specify the amount (subject to Section 2.1 hereof) and Type of Loans to be borrowed, converted, repaid or prepaid (and, in the case of a conversion, the Type of Loans to result from such conversion), the date of borrowing, conversion, repayment or prepayment (which shall be: (i) a Business Day in the case of each borrowing or repayment of Base Rate Loans or Prime Rate Loans, and (ii) a LIBOR Business Day in the case of each borrowing, prepayment, or repayment of LIBOR Loans and each conversion of or into a LIBOR Loan). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall notify the Lenders of the content of each such Borrowing Notice promptly after its receipt thereof.

Section 2.3 Disbursement of Loan Proceeds.

The Borrower shall give the Agent notice of each borrowing hereunder as provided in Section 2.2 hereof and the Agent shall promptly notify the Lenders thereof. Not later than 1:00 p.m. (Cleveland, Ohio time) on the date specified for each borrowing hereunder, each Lender shall transfer to the Agent, by wire transfer or otherwise, but in any event in immediately available funds, the amount of the Loan to be made by it on such date, and the Agent, upon its receipt thereof, upon compliance with the requirements of Section 4.1 and 4.2, as applicable, shall disburse such sum to the Borrower by depositing the amount thereof either (a) in an account of the Borrower designated by the Borrower maintained with the Agent or (b) into an escrow account satisfactory to Agent for disbursement in connection with any Acquisition.

Section 2.4 Notes.

(a) The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Borrower to each Lender in substantially the form of Exhibit A hereto (each, a “Revolving Credit Note” and collectively, the “Revolving Credit Notes”). Each Revolving Credit Note shall be dated the date hereof, shall be payable to the order of such Lender in a principal amount equal to such Lender’s Revolving Credit Commitment as originally in effect, and shall otherwise be duly completed. The Revolving Credit Notes shall be payable as provided in Sections 2.1 and 2.5 hereof.

(b) Each Lender shall enter on a schedule with respect to its Note a notation with respect to each Loan made hereunder of: (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof. The failure of any Lender to make a notation on any such schedule as aforesaid shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

Section 2.5 Payment of Revolving Credit Loans; Termination of and Voluntary Changes in Commitments; Mandatory Repayments.

(a) All outstanding Revolving Credit Loans shall be paid in full not later than the Revolving Credit Commitment Termination Date.

(b) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date. The Borrower shall be entitled to terminate or reduce the Total Revolving Credit Commitment or repay the principal amount of the Revolving Credit Loans provided that, the Borrower shall give notice of such termination, reduction or repayment to the Agent as provided in Section 2.2 hereof and that any repayment or partial reduction of the Total Revolving Credit Commitment shall be in the minimum aggregate amount of Five Hundred Thousand Dollars ($500,000). Any such termination or reduction in the Total Revolving Credit Commitment shall be permanent and irrevocable. Repayment of a LIBOR Loan on a day other than the last day of the relevant Interest Period relating thereto shall be subject to the provisions of Section 2.22 hereof; and all repayments of principal (whether mandatory or voluntary) shall be applied first to Prime Rate Loans, second, to Base Rate Loans and then to the fewest number of Types of LIBOR Loans as possible.

(c) If the outstanding principal amount of the Revolving Exposure shall at any time exceed the Borrowing Base as then determined and computed, the Borrower shall immediately prepay the Loans by the amount of such excess.

(d) To the extent required by Sections 6.17 or 6.18 hereof, no later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay (or, to the extent Agent has possession of such Net Asset Sale Proceeds, Agent shall apply the same against) Revolving Credit Loans in an aggregate amount equal to the greater of (i) such Net Insurance/Condemnation Proceeds or (ii) the Assigned Credit Advance Value of the related Eligible Facility for which such Net Asset Sale Proceeds were received.

(e) No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay Revolving Credit Loans in an aggregate amount equal to greater of (i) such Net Asset Sale Proceeds or (ii) the Assigned Credit Advance Value of the related Eligible Facility for which such Net Asset Sale Proceeds were received.

(f) Upon the receipt by Agent of final payment in full of the Assigned Credit Advance Value of the related Eligible Facility pursuant to this Section 2.5, and so long as no Default or Event of Default hereunder shall then exist (or shall occur as a result of the below described release) and the Revolving Exposure shall not then exceed the Borrowing Base as then determined and computed, the Agent shall, upon written request by Borrower, release the Lien of the applicable Mortgage (and terminate any other related Collateral Documents) on such Eligible Facility.

Section 2.6 Interest.

(a) The Borrower shall pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

(i) Revolving Credit Loans shall, in each case, bear interest (the “Interest Rate”) at:

(A) During such periods that such Revolving Credit Loan is a Base Rate Loan, the Alternate Base Rate plus the Applicable Margin; and

(B) During such periods that such Revolving Credit Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin; and

(C) During such periods that such Revolving Credit Loan is a Prime Rate Loan, for each Interest Period relating thereto, the Prime Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin; and

(b) Notwithstanding the foregoing, the Borrower shall pay interest on any Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) which are not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate.

(c) Accrued interest on each Loan shall be payable on the Monthly Dates. Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Agent. Promptly after the establishment of any interest rate provided for herein or any change therein, the Agent will notify the Lenders and the Borrower thereof, provided that the failure of the Agent to so notify the Lenders and the Borrower shall not affect the obligations of the Borrower hereunder or under any of the Notes in any respect.

(d) Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) in the amount equal to the greater of (i) four percent (4%) of said unpaid amount, or (ii) $50.00, which payment shall be in addition to all of the Agent’s and the Lenders’ other rights and remedies under the Loan Documents.

(e) Anything in this Agreement or any of the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to any Lender to the extent that such Lender’s receipt thereof would not be permissible under the law or laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to such Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Such deferred interest shall not bear interest.

Section 2.7 Fees.

(a) Simultaneously with the execution and delivery of this Agreement, the Borrower shall pay to the Agent, for the benefit of the Lenders according to their respective Revolving Credit Commitments, a non-refundable upfront fee (the “Underwriting Fee”), as set forth in a separate written agreement dated June 30, 2011 (the “Fee Letter”).

(b) The Borrower shall pay to the Agent for the account of the Lenders, pro rata according to their respective Revolving Percentage, a quarterly facility fee (the “Facility Fee”) on an amount equal to the product of (i) the difference of (A) the daily average amount of such Lender’s Revolving Credit Commitment for such quarterly period (such quarterly period beginning on the first day of each such quarter to and ending on (and including) the earlier of (1) the date such Lender’s Revolving Credit Commitment is terminated, (2) the Revolving Credit Commitment Termination Date and (3) the last day of such quarter, minus (B) the daily average amount of such Lender’s Revolving Exposure (the difference between the amounts in (b)(i)(A) and the amounts in (b)(i)(B) above is referred to herein as the “Facility Usage”), multiplied by (ii) such quarter’s portion of the annual Facility Fee Percentage (i.e., 0.50% divided by 360 days and multiplied by the actual number of days in the then current quarter). The accrued Facility Fee shall be payable quarterly in arrears on the Monthly Dates, and also on the earlier of (i) the date the Total Revolving Credit Commitment is terminated, or (ii) the Revolving Credit Commitment Termination Date, and in the event the Borrower reduces the Total Revolving Credit Commitment as provided in subsection 2.5(b) hereof, on the effective date of such reduction. Notwithstanding the foregoing, the Facility Fee shall not be due for any quarter when the average aggregate Facility Usage is greater than sixty-five percent (65%).

(c) The Underwriting Fee and the Facility Fee, and any Extension Fee payable pursuant to Section 2.24 are hereinafter sometimes referred to individually as a “Fee” and collectively as the “Fees”.

Section 2.8 Use of Proceeds of Loans.

The proceeds of the Loans hereunder may be used by the Borrower solely to (a) acquire, finance or re-finance Eligible Facilities, and (b) for such other incidental purposes as approved by Agent and Required Lenders in their sole discretion (including, without limitation, the payment of Fees and also the acquisition of Facilities that are not Eligible Facilities to the extent such Facilities are not required for the Borrowing Base).

Section 2.9 Computations.

Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

Section 2.10 Minimum Amounts of Borrowings, Conversions and Repayments.

Except for borrowings, conversions and repayments that exhaust the full remaining amount of the Revolving Credit Commitments (in the case of borrowings) or result in the conversion or repayment of all Loans of a particular Type (in the case of conversions or repayments) or conversions made pursuant to Section 2.17, subsection 2.18(b) or Section 2.20 hereof, each borrowing of a Revolving Credit Loan from each Lender, each conversion of Loans of one Type into Loans of another Type and each repayment of principal of Loans hereunder shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) Dollars, in the case of Base Rate Loans, Five Hundred Thousand Dollars ($500,000) Dollars, in the case of Prime Rate Loans, and Three Million ($3,000,000) Dollars, in the case of LIBOR Loans, and in each case if in excess thereof, in integral multiples of One Hundred Thousand ($100,000) Dollars (borrowings, conversions and repayments of different Types of Loans at the same time hereunder to be deemed separate borrowings, conversions and repayments for purposes of the foregoing, one for each Type). The Agent and the Borrower may make immaterial mutually convenient adjustments to the thresholds and multiples set forth above in respect of LIBOR Loans.

Section 2.11 Time and Method of Payments.

All payments of principal, interest, Fees and other amounts (including indemnities) payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office not later than 2:00 P.M. (E.S.T.) time, on the date on which such payment shall become due (and the Agent or any Lender for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower, or any of them, with the Agent or such Lender, as the case may be). Additional provisions relating to payments are set forth in Section 10.3 hereof. Each payment received by the Agent hereunder for the account of a Lender shall be paid promptly to such Lender, in like funds, for the account of such Lender’s Lending Office for the Loan in respect of which such payment is made.

Section 2.12 Lending Offices.

The Loans of each Type made by each Lender shall be made and maintained at such Lender’s applicable Lending Office for Loans of such Type.

Section 2.13 Several Obligations.

The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve the other Lenders of their respective obligations to make their Loans on such date, but no Lender shall be responsible for the failure of the other Lenders to make Loans to be made by such other Lenders.

Section 2.14 Pro Rata Treatment Among Lenders.

Except as otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1 hereof will be made from the Lenders and each payment of each Fee (other than the Underwriting Fee) shall be made for the account of the Lenders pro rata according to the amount of their respective Revolving Percentage; (b) each partial reduction of the Total Revolving Credit Commitment shall be applied to the Revolving Credit Commitments of the Lenders pro rata according to each Lender’s respective Revolving Percentage; (c) each payment and repayment of principal of or interest on Revolving Credit Loans will be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by such Lenders; and (d) each conversion of Revolving Credit Loans of a particular Type under Section 2.17 hereof (other than conversions provided for by Section 2.20 or 2.21 hereof) shall be made pro rata among the Lenders holding Revolving Credit Loans of such Type according to the respective principal amounts of such Revolving Credit Loans held by such Lenders.

Section 2.15 Non-Receipt of Funds by the Agent.

Unless the Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent shall assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal (i) when the recipient is a Lender, the Federal Funds Rate for such day, or (ii) the rate of interest applicable to such Loan (when the recipient is the Borrower).

Section 2.16 Sharing of Payments and Set-Off Among Lenders.

The Borrower hereby agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder or any Fee payable to it, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that its failure to give such notice shall not affect the validity thereof. If a Lender shall effect payment of any principal of or interest or Fee on Loans held by it under this Agreement through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, it shall promptly purchase from the other Lenders participations in the Loans held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment pro rata in accordance with the unpaid amount of principal and interest or Fee on the Loans held by each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation in the Loans held by the other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.17 Conversion of Loans; Special Provisions re Prime Rate Loans.

(a) The Borrower shall have the right to convert Loans of one Type into Loans of another Type from time to time, provided that: (i) the Borrower shall give the Agent notice of each such conversion as provided in Section 2.2 hereof; (ii) LIBOR Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) no Base Rate Loan or Prime Rate Loan may be converted into a LIBOR Loan or LIBOR Loan continued as or converted into another LIBOR Loan if on the proposed date of conversion a Default or an Event of Default exists. The Agent shall use its best efforts to notify the Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the (i) Borrower’s obligations, or the Agent’s or the Lenders’ rights and remedies, hereunder in any way whatsoever, or (ii) conversion of such Loan into a different Type of Loan.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Prime Rate Loan may be outstanding as a Prime Rate Loan for more than thirty (30) days. If any Prime Rate Loan is not converted to another Type of Loan within thirty (30) days of the initial advance (or conversion) thereof, then such Prime Rate Loan shall automatically convert to a Base Rate Loan on the 31st day after the initial advance (or conversion) thereof.

Section 2.18 Additional Costs; Capital Requirements.

(a) In the event that any existing or future law or regulation, guideline or interpretation thereof, by any court or administrative or Governmental Authority (foreign or domestic) charged with the administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by any Lender hereunder, and the result of any event referred to above is to impose upon any Lender or increase any capital requirement applicable as a result of the making or maintenance of such Lender’s Revolving Credit Commitment or the obligation of the Borrower hereunder with respect to such Revolving Credit Commitment (which imposition of capital requirements may be determined by each Lender’s reasonable allocation of the aggregate of such capital increases or impositions), then, within fifteen (15) Business Days’ of demand made by such Lender as promptly as practicable after it obtains knowledge that such law, regulation, guideline, interpretation, request or directive exists and determines to make such demand, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts which shall be sufficient to compensate such Lender for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. All references to any “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

(b) In the event that any Regulatory Change shall: (i) change the basis of taxation of any amounts payable to any Lender under this Agreement or the Notes in respect of any Loans including, without limitation, LIBOR Loans (other than taxes imposed on the overall net income of such Lender for any such Loans by the United States of America or the jurisdiction in which such Lender has its principal office); or (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “LIBOR Base Rate” in Article I hereof); or (iii) impose any other conditions affecting this Agreement in respect of Loans, including, without limitation, LIBOR Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Lender’s costs of making or maintaining any Loans including, without limitation, LIBOR Loans, or its Revolving Credit Commitment, or to reduce any amount receivable by such Lender hereunder in respect of its Commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as “Additional Costs”) in each case, only to the extent, with respect to LIBOR Loans, that such Additional Costs are not included in the LIBOR Base Rate applicable to LIBOR Loans, then, within fifteen (15) Business Days’ of demand made by such Lender as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand (a copy of which demand shall be delivered to the Agent), the Borrower shall pay to such Lender from time to time as specified by such Lender, additional amounts which shall be sufficient to compensate such Lender for such increased cost or reduction in amounts receivable by such Lender from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. All references to any “Lender” shall be deemed to include any participant in such Lender’s Revolving Credit Commitment.

(c) Without limiting the effect of the foregoing provisions of this Section 2.18, in the event that, by reason of any Regulatory Change, any Lender either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make, and to convert Loans of any other Type into, Loans of such Type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such Type then outstanding shall be converted into Base Rate Loans or into LIBOR Loans of another duration as the case may be, in accordance with Sections 2.17 and 2.21).

(d) Determinations by any Lender for purposes of this Section 2.18 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be set forth in writing in reasonable detail describing the Additional Costs together with a calculation demonstrating the allocation to the Borrower of such Additional Costs.

Section 2.19 Limitation on Types of Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Loans for any Interest Period therefor, the Required Lenders reasonably determine:

(a) by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

(b) the rates of interest referred to in the definition of “LIBOR Base Rate” in Article 1 hereof upon the basis of which the rate of interest on any LIBOR Loans for such period is determined, do not accurately reflect the cost to the Lenders of making or maintaining such Loans for such period;

then the Agent shall give the Borrower and each Lender prompt notice thereof (and shall thereafter give the Borrower and each Lender prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Lenders shall be under no obligation to make Loans of such Type or to convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type either repay such Loans in accordance with Section 2.5 hereof or convert such Loan into Loans of another Type in accordance with Section 2.17 hereof.

Section 2.20 Illegality.

Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Lender or its applicable Lending Office to: (a) honor its obligation to make LIBOR Loans hereunder, or (b) maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent), describing such illegality in reasonable detail (and shall thereafter promptly notify the Borrower and the Agent of the cessation, if any, of such illegality), and such Lender’s obligation to make LIBOR Loans and to convert Base Rate Loans into LIBOR Loans hereunder shall, upon written notice given by such Lender to the Borrower, be suspended until such time as such Lender may again make and maintain LIBOR Loans and such Lender’s outstanding LIBOR Loans shall be converted into Base Rate Loans, in accordance with Sections 2.17 and 2.21 hereof.

Section 2.21 Certain Conversions pursuant to Sections 2.18 and 2.20.

If the Loans of any Lender of a particular Type (Loans of such Type are hereinafter referred to as “Affected Loans” and such Type is hereinafter referred to as the “Affected Type”) are to be converted pursuant to Section 2.18(c) or 2.20 hereof, such Lender’s Affected Loans shall be converted into Base Rate Loans, or LIBOR Loans of another Type, as the case may be (the “New Type Loans”), on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by subsection 2.18(c) or Section 2.20 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, until such Lender gives notice as provided below that the circumstances specified in Section 2.18(c) or 2.20 hereof which gave rise to such conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so converted, all repayments of principal which would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans;

(b) all Loans which would otherwise be made by such Lender as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Lender which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans.

Section 2.22 Indemnification.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall compensate such Lender for any loss (including loss of profit), cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of:

(a) any payment or repayment or conversion of a LIBOR Loan held by such Lender on a date other than the last day of an Interest Period for such LIBOR Loan except pursuant to Sections 2.18 or 2.20 hereof; or

(b) any failure by the Borrower to borrow a LIBOR Loan held by such Lender (other than that caused by a failure of such Lender to fund such LIBOR Loan) on the date for such borrowing specified in the relevant Borrowing Notice under Section 2.2 hereof, such compensation to include, without limitation, an amount equal to: (i) any loss or expense suffered by such Lender during the period from the date of receipt of such early payment or repayment or the date of such conversion to the last day of such Interest Period if the rate of interest obtainable by such Lender upon the redeployment of an amount of funds equal to such Lender’s pro rata share of such payment, repayment or conversion or failure to borrow or convert is less than the rate of interest applicable to such LIBOR Loan for such Interest Period, or (ii) any loss or expense suffered by such Lender in liquidating LIBOR deposits prior to maturity which correspond to such Lender’s pro rata share of such payment, repayment, conversion, failure to borrow or failure to convert. The determination by each such Lender of the amount of any such loss or expense, when set forth in a written notice to the Borrower, containing such Lender’s calculation thereof in reasonable detail, shall be presumed correct, in the absence of manifest error.

Section 2.23 Special Provisions Regarding Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.7(a);

(b) with respect to Defaulting Lenders only, the Revolving Credit Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.6), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise payable to such Defaulting Lender pursuant to the Loan Documents) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iii) third, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Revolving Credit Loans under this Agreement, (iv) fourth , to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth , to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and reimbursement obligations owed to, all Non-Defaulting Revolving Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or reimbursement obligations owed to, any Defaulting Lender.

(d) The Non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Revolving Credit Commitments of those Lenders electing to exercise such right) the Defaulting Lender’s Revolving Credit Commitment to fund future advances of Revolving Credit Loans (the “Future Commitment”). Upon any such purchase of the pro rata share of any Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Loans and its rights under the Credit Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Defaulting Lender shall indemnify Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorney’s fees and costs and funds advanced by Agent or by any Non-Defaulting Lender, on account of any Defaulting Lender’s failure to timely fund its Revolving Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(e) In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the pro rata share of the Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Percentage.

(f) Upon any Lender becoming a Defaulting Lender, Borrower may remove and replace such Defaulting Lender in accordance with Section 10.17 hereof.

Section 2.24 Extension of Revolving Credit Commitment Termination Date.

Subject to the following provisions, the Borrower shall have the option to extend the initial Revolving Credit Commitment Termination Date to June 30, 2015 (the “Extended Revolving Credit Commitment Termination Date”). By written notice to the Agent delivered no later than three (3) months prior to the initial Revolving Credit Commitment Termination Date, so long as no Event of Default has occurred (and remains uncured), the Borrower may request such extension to the initial Revolving Credit Commitment Termination Date (which request shall be accompanied by a Compliance Certificate). Promptly upon receipt of such written notice, the Agent shall deliver a copy to each Lender and the initial Revolving Credit Commitment Termination Date shall be deemed so extended. In the event that the Borrower shall have delivered an extension notice under this Section 2.24, the Borrower shall pay to the Agent for the ratable benefit of the Lenders on the initial Revolving Credit Commitment Termination Date, a non-refundable extension fee (the “Extension Fee”) in an amount equal to fifty (50) basis points multiplied by the Total Revolving Credit Commitment, as then in effect.

Section 2.25 Increase in Total Revolving Credit Commitment.

(a) The Borrower may at its sole expense and effort and after consulting with the Agent, request: (i) one or more Lenders acceptable to the Agent to increase (in the sole and absolute discretion of each such Lender) the amount of their respective Revolving Credit Commitments, and/or (ii) one or more other lending institutions acceptable to the Agent (each, a “New Lender”) to become “Lenders” and extend Revolving Credit Commitments hereunder (each such existing Lender and each New Lender being referred to as a “Proposed Lender”). To request an increase pursuant to this Section 2.25 (the “Commitment Increase”), the Borrower shall submit to the Agent a written increase request signed by the Borrower and in form approved by the Agent (the “Increase Request”), which shall specify, as the case may be: (A) each such existing Lender and the amount of the proposed increase to its Revolving Credit Commitment, or (B) the proposed Revolving Credit Commitment for each New Lender. Promptly following receipt of the Increase Request, the Agent shall advise each Proposed Lender of the details thereof.

(b) If one or more Proposed Lender(s) shall have unconditionally agreed to such Increase Request in a writing delivered to the Borrower and the Agent at any time prior to the 30th day following the date of the delivery to such Proposed Lenders(s) of the Increase Request (each such Proposed Lender being hereinafter referred to as an “Incremental Lender”), then: (x) each such Incremental Lender which shall then be an existing Lender shall have its Revolving Credit Commitment increased by the amount set forth in the Increase Request, and (y) each such Incremental Lender which shall then be a New Lender shall be and become a “Lender” hereunder having a Revolving Credit Commitment equal to the amount set forth in such Increase Request, provided, however, that (1) immediately before and after giving effect thereto, no Default or Event of Default shall or would exist, (2) each such Incremental Lender shall have executed and delivered to the Agent a supplement to this Agreement providing for its increased Revolving Credit Commitment or its Revolving Credit Commitment, as applicable, in form approved by the Agent, (3) the increase of the Total Revolving Credit Commitment specified in the Increase Request shall be not more than $28,500,000, (4) the minimum Revolving Credit Commitment extended by each Incremental Lender which is a New Lender shall be in a minimum amount of $15,000,000 or an integral multiple of $1,000,000 in excess thereof, and (5) the minimum increase to the Revolving Credit Commitment extended by each Incremental Lender which is an existing Lender shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

Simultaneously with the Commitment Increase under this Section 2.25, each Incremental Lender shall, to the extent necessary, purchase from each other existing Lender, and each other existing Lender shall sell to each Incremental Lender, in each case at par and without representation, warranty, or recourse (in accordance with and subject to the restrictions contained in Section 10.13), such principal amount of Loans of such other existing Lender(s), together with all accrued and unpaid interest thereon, as will result, after giving effect to such transaction, in each Lender’s pro rata share of Loans outstanding being equal to such Lender’s pro rata share of the Total Revolving Credit Commitment, provided that each such assignor Bank shall have received (to the extent of the interests, rights and obligations assigned) payment then due and owing of the outstanding principal amount of its Loans, accrued interest thereon, accrued fees, commissions and all other amounts payable to it under the Loan Documents from the applicable assignee Lenders (to the extent of such outstanding principal and accrued interest, fees and commissions) or the Borrower (in the case of all other amounts).

Article 3.Representations and Warranties.
The Borrower hereby represents and warrants to the Lenders and the Agent that:
Section 3.1	Organization.

(a) Each Loan Party is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Schedule 3.1 hereto accurately and completely lists, as to each Loan Party: (i) the state of incorporation or organization of each such entity, (ii) as to each of them that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and (iii) the business in which each of such entities is engaged. All of the foregoing shares or other Equity Interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.1 the Borrower has no Subsidiaries on the Closing Date.

(b) Each Loan Party is in good standing in its state of organization and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Schedule 3.1 hereto in which the character of the properties owned or proposed to be owned by each Loan Party or in which the transaction of the business of each Loan Party as now conducted or as proposed to be conducted requires or will require such Loan Party to qualify to do business and as to which failure so to qualify could have a Material Adverse Effect on such Loan Party.

Section 3.2 Power, Authority, Consents.

Each Loan Party has the power to execute, deliver and perform the Loan Documents to be executed by it. Each Loan Party has the power to borrow hereunder (and to guarantee the Obligations under its respective Guaranty) and has taken all necessary action, corporate or otherwise, to authorize the borrowing hereunder (and to guarantee the Obligations under its respective Guaranty) on the terms and conditions of the Loan Documents. Each Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it. No consent or approval of any Person (including, without limitation, any stockholder of any Loan Party), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by each Loan Party, or the validity or enforcement of the Loan Documents.

Section 3.3 No Violation of Law or Agreements.

The execution and delivery by each Loan Party of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or any certificate of incorporation or by-laws or other organizational document of each Loan Party, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which any Loan Party is a party, or by which any Loan Party is bound or any of their respective properties or assets is affected, except for such defaults and breaches which in the aggregate could not have a Material Adverse Effect on the Loan Parties, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of each Loan Party.

Section 3.4 Due Execution, Validity, Enforceability.

This Agreement and each other Loan Document to which each Loan Party is a party has been duly executed and delivered by each Loan Party that is a party thereto and each constitutes the valid and legally binding obligation of each Loan Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

Section 3.5 Title to Properties.

Each of the Loan Parties has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary course of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Judgments, Actions, Proceedings.

Except as set forth on Schedule 3.6 hereto, there are no outstanding judgments, investigations, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of each Loan Party’s knowledge, threatened against or affecting such Loan Party or any of its assets involving, in the case of any court proceeding, a claim in excess of One Hundred Thousand ($100,000) Dollars, nor, to the best of each Loan Party’s knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any pending actions or proceedings in which any Loan Party is a plaintiff or complainant.

Section 3.7 No Defaults, Compliance With Laws.

Except as set forth on Schedule 3.7 hereto, none of the Loan Parties is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect on such Loan Party. Each Loan Party has complied and is in compliance in all material respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees, executive orders and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable provisions of the Americans with Disabilities Act (42 U.S.C. §12101-12213) and the regulations issued thereunder and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect on such Loan Party.

Section 3.8 Burdensome Documents.

Except as set forth on Schedule 3.8 hereto, none of the Loan Parties is a party to or bound by, nor are any of the properties or assets owned by any of the Loan Parties used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Liability, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise.

Section 3.9 Financial Statements.

Each of the Financial Statements is complete and presents fairly the consolidated financial position of Parent Guarantor and its Subsidiaries as at its date, and has been prepared in accordance with GAAP. None of the Loan Parties to which any of the Financial Statements relates, has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations of any of the Loan Parties since the date of the latest balance sheet included in the Financial Statements (the “Latest Balance Sheet”). Each Loan Parties’ fiscal year is the twelve-month period ending on December 31 in each year.

Section 3.10 Tax Returns.

Each Loan Party has filed all federal, state and local tax returns required to be filed by it (subject to permitted extensions) and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of any of the Loan Parties, due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of each of the Loan Parties, proposed or threatened against such Loan Party for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

Section 3.11 Intangible Assets.

Each Loan Party possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without, to the knowledge of each of the Loan Parties (after due inquiry into the matters being certified), any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

Section 3.12 Regulation U.

No part of the proceeds received by any of the Loan Parties from the Loans will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.8 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any “margin stock”, as such term is defined in §221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221.

Section 3.13 Name Changes, Mergers, Acquisitions.

Except as set forth on Schedule 3.13 hereto, none of the Loan Parties has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or, except in the ordinary course of business, acquired all or substantially all of the assets of any Person.

Section 3.14 Full Disclosure.

Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to the Agent or any Lender by or on behalf of the Loan Parties in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to any Loan Party that has, or would in the now foreseeable future have, a Material Adverse Effect on such Loan Party, which fact has not been set forth herein, in the Financial Statements or any certificate, opinion or other written statement so made or furnished to the Agent or the Lenders.

Section 3.15 Licenses and Approvals.

(a) Each Loan Party has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Environmental Laws and Regulations, to own and operate its properties and to carry on its business as now conducted, the absence of which would have a Material Adverse Effect on any Loan Party.

(b) No violation exists of any applicable law pertaining to the ownership or operation of any Eligible Facility or any Operator that would have a reasonable likelihood of leading to revocation of any license necessary for the operation of such Eligible Facility.

Section 3.16 ERISA.

(a) Except as set forth on Schedule 3.16 hereto, no Employee Benefit Plan is maintained or has ever been maintained by any Loan Party or any ERISA Affiliate, nor has any Loan Party or any ERISA Affiliate ever contributed to a Multiemployer Plan.

(b) There are no agreements which will provide payments to any officer, employee, stockholder or highly compensated individual which will be “parachute payments” under 280G of the Code that are nondeductible to any Loan Party and which will be subject to tax under Section 4999 of the Code for which any Loan Party will have a material withholding liability.

Section 3.17 Governmental Regulation.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or subject to regulation under the Public Utility Holding Company Act of 2005.

Section 3.18 USA Patriot Act.

(a) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Parent Guarantor, Borrower nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (2) to the best knowledge of Borrower, engages in any dealings or transactions with any such Person. The Parent Guarantor, the Borrower and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.19 REIT Status.

Parent Guarantor does not currently have REIT Status but will elect REIT Status with the filing of its United States Federal Income Tax return for the year ending December 31, 2010.

Section 3.20 Solvency.

(a) The application of the Loan proceeds constitutes reasonably equivalent value in exchange for all of the transfers for security made and obligations incurred by each Loan Party under the Loan Documents.

(b) No Mortgage or other Collateral Documents is being executed by any Subsidiary Guarantor for or on account of any antecedent debt owed by any Loan Party to Lender.

(c) No Borrower is insolvent as of the date hereof, nor shall any Borrower be insolvent on the date of the Loan Closing.

(d) The execution, delivery and recording of the Mortgages and the other Collateral Documents are intended by Loan Parties, Agent and Lenders to be a contemporaneous exchange for new value given to the Loan Parties and shall in fact be a substantially contemporaneous exchange.

(e) The transfers for security made and obligations incurred by Loan Parties under the Loan Documents are not made with actual intent to hinder, delay, or defraud any entity to which any Loan Party was, is, or subsequently becomes indebted.

(f) No Loan Party is or shall be Insolvent on the date that any transfer is to be made or obligation to be incurred under the terms of the Loan Documents, nor shall any Loan Party become Insolvent as a result of such transfer or obligation.

(g) No Loan Party is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such Loan Party is an unreasonably small amount of capital in relation to such business or transaction.

(h) No Loan Party intends to incur, or believes that it will incur, debts that would be beyond such Loan Party’s ability to pay as such debts mature.

Article 4.	Conditions to the Loans.

	Section 4.1	Conditions to Initial Loan(s).

The obligation of each Lender to execute and deliver this Agreement shall be subject to the fulfillment (to the satisfaction, in both form, scope and substance, of the Agent) of the following conditions precedent:

(a) Revolving Credit Notes. The Borrower shall have executed and delivered to each Lender its Revolving Credit Note.

(b) Fees. The Borrower shall have paid (i) to the Agent, for the benefit of the Lenders, the Underwriting Fee, and (ii) fees and expense of counsel to the Agent due pursuant to Section 10.1.

(c) Opinions of Counsel. Counsel to the Borrower and each Subsidiary Guarantor in existence on such date shall have delivered its opinion (or, as the case may be, their opinions) to, and in form and substance satisfactory to, the Agent. Such opinion(s) will, inter alia, cover such local law matters in the jurisdiction where any such proposed Eligible Facility is located as Agent shall reasonably request.

(d) Financial Statements; Pro Forma Compliance Certificate. The Agent shall have received complete copies of (i) the Financial Statements, and (ii) a pro forma compliance certificate addressing compliance with each of the financial covenants contained herein, each certified as such in a certificate executed by an executive officer of Borrower (and based upon such executive officer’s knowledge, after due inquiry into the matters being certified).

(e) Guaranty. The Parent Guarantor and each then Subsidiary Guarantor shall have executed and delivered its respective Guaranty.

(f) Mortgage and Other Collateral Documents. Each then Subsidiary Guarantor shall have delivered its respective Mortgage and other Collateral Documents related to its Eligible Facility and the same shall have been delivered and deposited (i) into escrow for filing and recording or (ii) pursuant to such other arrangements as are satisfactory to Agent.

(g) Title Insurance. Agent shall have received a commitment to deliver an ALTA Lenders title insurance policy covering each Eligible Facility in favor of the Agent, such policy to be in the amount not less than the Assigned Credit Advance Value and to be reasonably satisfactory to the Agent with such customary endorsements and affirmative assurances issued by the title company as a routine matter (each, a “Title Policy”).

(h) Survey. At least five (5) Business Days prior to the Closing Date, Borrowers shall have delivered to the Agent an ALTA/ACSM survey (each a “Survey”) of each Eligible Facility owned by (or to be owned by) a Subsidiary Guarantor on the Closing Date, each reasonably acceptable to the Agent and caused any exceptions to the related title insurance delivered on the Closing Date pursuant to Section 4.1.(g) above with respect to the non-delivery of such survey on the Closing Date to be removed.

(i) Intercompany Notes. The Agent shall have received the executed Intercompany Notes in existence on such date, together with an executed endorsement (in blank) thereto.

(j) Subordination Agreement(s). The Agent shall have received the executed Subordination Agreement(s) in favor of Agent and Lenders regarding the Subordinated Intercompany Indebtedness.

(k) Corporate Proceedings. The Agent shall have received copies of the following:

(i) The certificates of incorporation (or other organizational documents) of each Loan Party in existence on such date, certified by the Secretary of State of their respective states of organization;

(ii) The by-laws (or other organizational documents) of each Loan Party in existence on such date, certified by their respective secretaries;

(iii) All action taken by each Loan Party in existence on such date, corporate or otherwise (including without limitation, any resolutions or other consents), to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party and the transactions contemplated thereby, certified by their respective secretaries;

(iv) Good standing certificates as of a recent date, with respect to each Loan Party in existence on such date from the Secretary of State of their respective states of organization and each state in which each of them is qualified to do business; and

(v) An incumbency certificate (with specimen signatures) with respect to each Loan Party in existence on such date.

(l) Officer’s Certificate. A certificate from an authorized officer of each Loan Party to the effect that, to the best of such officer’s knowledge, after due inquiry into the matters being certified (i) each Loan Party in existence on such date shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

(ii) After giving effect to the initial Loan, there shall exist no Default or Event of Default hereunder; and

(iii) The representations and warranties contained in Article 3 hereof shall be true and correct on the date hereof;

and the borrowing by the Borrower of the initial Loan hereunder shall constitute a representation and warranty by the Borrower as of the date hereof that the conditions set forth in this subsection 4.1(l) have been satisfied.

(m) Search Results; Lien Terminations. Certified copies of judgment, tax, bankruptcy and Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (i) copies of such financing statements, (ii) Lien releases in respect of Liens to be released in connection with each Acquisition, and (iii) such other Uniform Commercial Code termination statements as the Agent may reasonably request.

(n) Appraisal. On or prior to the Closing Date, the Agent shall have received an Appraisal of each proposed Eligible Facility, which shall be reasonably acceptable to the Agent; provided, however, that such Appraisal may be delivered, with Agent’s prior consent (which will not be unreasonably withheld), within ten (10) Business Days after such Closing Date.

(o) Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loan on the Closing Date.

(p) Property Condition Report. The Agent shall have received a property condition report (the “Property Condition Report”) from a third party consultant with respect to each proposed Eligible Facility, which report shall be in form and substance reasonably acceptable to the Agent.

(q) Environmental Audit; Environmental Indemnity Agreement. At least ten (10) Business Days prior to the Closing Date, the Agent shall have received an Environmental Audit for each proposed Eligible Facility addressed to the Agent and each Lender or accompanied by a letter allowing such Persons to rely thereon. Additionally, the Borrower and each then Subsidiary Guarantor shall have executed and delivered an Environmental Indemnity Agreement.

(r) Additional Information Regarding Proposed Eligible Facilities. Agent shall have received all such information as the Agent shall request with respect to each proposed Eligible Facility and Subsidiary Guarantor together with information concerning (i) its unit mix and scheduled rents and ancillary fees, building age, fire protection attributes, emergency call systems and other health and safety matters, (ii) all leases (and amendments thereto) associated with such proposed Eligible Facility, (iii) copies of all contracts and leases for equipment utilized at such proposed Eligible Facility, (iv) operating statements (annual) for the prior two (2) years at such proposed Eligible Facility, if available, or such operating statements for any available shorter period, (v) operating statements (year to date) for such proposed Eligible Facility, if available, (vi) monthly occupancy reports (for prior twelve (12) months) for such proposed Eligible Facility, if available, (vii) rent rolls in detail satisfactory to Agent (which shall set forth, inter alia, any residents that are the beneficiary of any State or Federal subsidy or assistance programs (such as Medicaid, Medicare or Medicaid Waiver), (viii) information concerning the proposed manager of such proposed Eligible Facility as Agent shall request (including information regarding such proposed manager’s other real estate and its recent annual and interim financial statements), (ix) a copy of the proposed management agreement relating to such proposed Eligible Facility, (x) evidence that such proposed Eligible Facility is not located in an area designated by the Secretary of Housing and Urban Development as a special flood zone area, or flood hazard insurance acceptable to Agent in its sole discretion; (xi) information, to the extent available, pertaining to all surveys performed by the respective Governmental Authorities relating to such proposed Eligible Facilities (including, in each case, follow-up revisits, plans of corrective actions and letters indicating that the proposed Eligible Facilities are in substantial compliance with the requirements of said Governmental Authorities), and (xii) copies of all licenses and permits required by law for operation of such proposed Eligible Facility.

(s) Insurance. Evidence of the existence of insurance (including, without limitation, payment of all premiums) required to be maintained pursuant to Section 6.8, together with evidence that the Agent has been named as a lender’s loss payee and the Agent has been named as an additional insured on all related insurance policies, as appropriate.

(t) Consents, Permits, etc. To the extent not otherwise required hereunder, certified copies of all documents evidencing any necessary limited liability company action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 4 and copies of all permits, licenses and approvals necessary for the acquisition, ownership and operation of the Eligible Facilities by the Loan Parties.

(u) Other Matters. Such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Loan Parties (including the proposed Eligible Facilities) or relating to the ability of the Loan Parties to perform their obligations under the Loan Documents as from time to time may be reasonably requested by Agent. All legal matters incident to the initial Loans shall be satisfactory to counsel to the Agent.

Section 4.2 Conditions to All Loans.

The obligation of the Lenders to make the initial Loan and each Loan subsequent to the date hereof shall be subject to the fulfillment (to the satisfaction of the Agent) of the following conditions precedent:

(a) The Agent shall have received (i) a Borrowing Notice in accordance with Section 2.2 hereof and (ii) a pro forma Borrowing Base Certificate.

(b) Each of the Loan Parties shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement (including, without limitation, all provisions relating to the Borrowing Base, inclusions of Eligible Facilities therein and the calculation thereof).

(c) After giving effect to the requested Loan, there shall exist no Default or Event of Default hereunder.

(d) The representations and warranties contained in Article 3 hereof (i) shall be true, correct and complete on and as of such date as if made on and as of such date (and the borrowing by the Borrower of the requested Loan hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions set forth in this subsection 4.2(b) have been satisfied) and (ii) to the extent necessary to comply with 4.2(d)(i) above, each such representation or warranty (and any related schedules) updated information required to make each such representation true, correct and complete on such date shall have been delivered to Agent and all information set forth therein shall be otherwise reasonably satisfactory to Agent.

(e) To the extent not previously delivered with respect to a new proposed Eligible Facility and Subsidiary Guarantor, all items listed above in Section 4.1(c)-(u) inclusive with respect to such proposed Eligible Facility and Subsidiary Guarantor.

(f) To the extent requested by Agent, an SNDA with respect to any tenant (including, without limitation, any Operator or Substantial Tenant) occupying such proposed Eligible Facility in scope, form and substance satisfactory to Agent and its counsel.

(g) Such other data and information relating to the proposed Eligible Facility, as from time to time may be reasonably requested by Agent

(h) To the extent requested by Agent, any Guarantor will ratify and reaffirm its respective Guaranty.

(i) All legal matters incident to such Loan shall be satisfactory to counsel for the Agent.

Article 5. Delivery of Financial Reports, Documents and Other Information.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to the Lenders or the Agent and until payment in full of the Notes and full and complete performance of all other Obligations arising hereunder, Borrower and Parent Guarantor shall deliver to each Lender:

Section 5.1 Section 5.1 Annual Financial Statements.

Annually, as soon as available, but in any event within one hundred twenty (120) days after the last day of each of its fiscal years, a consolidated balance sheet of Parent Guarantor and its Subsidiaries as at such last day of the fiscal year, and consolidated statements of income and retained earnings and statements of cash flow, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by a nationally recognized independent public accounting firm or by any other certified public accounting firm satisfactory to the Agent as fairly presenting the financial position and results of operations of Parent Guarantor and its Subsidiaries as at and for the year ending on its date and as having been prepared in accordance with GAAP.

Section 5.2 Quarterly Financial Statements.

(a) As soon as available, but in any event within fifty (50) days after the end of each of Parent Guarantor’s fiscal quarters (other than the last quarterly fiscal period of each such fiscal year), a consolidated balance sheet of Parent Guarantor and its Subsidiaries as of the last day of such quarter and consolidated statements of income and retained earnings and statements of cash flow, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the Responsible Officer of Parent Guarantor as (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) accurately presenting the financial position and the results of operations of Parent Guarantor and its Subsidiaries as at its date and for such quarter and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

(b) As soon as available, but in any event within fifty (50) days after the end of each of Parent Guarantor’s fiscal quarters, a financial statement for each Eligible Facility, together with occupancy reports and rent rolls, for the corresponding period of the immediately preceding fiscal month, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Parent Guarantor as accurately presenting (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) the financial position and the results of operations of such Eligible Facility as at its date and for such month and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

Section 5.3 Compliance Information.

Promptly after a written request therefor, such other financial data or information (including, without limitation, Borrowing Base Certificates) evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as Agent or any Lender may reasonably request from time to time.

Section 5.4 Compliance Certificate; Borrowing Base Certificate.

At the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2 hereof, a certificate of a Responsible Officer of Parent Guarantor to the effect that (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) no Event of Default hereunder and that no default under any other material agreement to which any Loan Party is a party or by which it is bound, or by which, to the best knowledge of Parent Guarantor or any other Loan Party, any of its properties or assets, taken as a whole, may be materially affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Section 7.11 hereof in the form annexed hereto as Exhibit D.

In addition to the foregoing, Borrower shall also deliver (without limiting its obligation to deliver the same at any other time required by this Agreement) at the same time as it delivers the financial statements required under the provisions of Sections 5.1 and 5.2 hereof, a Borrowing Base Certificate executed by a Responsible Officer of Parent Guarantor and Borrower, specifying (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) in reasonable detail the Borrower’s calculations of the Borrowing Base.

Section 5.5 Monthly Information.

Upon request by Agent, as soon as available, but in any event within thirty (30) days after the end of each of each Loan Party’s fiscal month, a financial statement for each Eligible Facility, together with payor mix information, occupancy reports and rent rolls, for the corresponding period of the immediately preceding fiscal month, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Parent Guarantor as (to the best of such Responsible Officer’s knowledge, after due inquiry into the matters being certified) accurately presenting the financial position and the results of operations of such Eligible Facility as at its date and for such month and as having been prepared in accordance with GAAP (subject to year-end audit adjustments).

Section 5.6	Intentionally Omitted.

Section 5.7	Business Plan and Projections.

Not later than January 31st in each year, copies of Parent Guarantor’s and Borrower’s respective business plans and financial projections for the upcoming fiscal year (together with a copy in writing of the assumptions on which such business plan and projections were based), each certified by a Responsible Officer of Parent Guarantor and Borrower and illustrating the projected income statements, balance sheets and statements of changes in cash flow on a consolidated basis.

Section 5.8 USA Patriot Act Reports.

Promptly (a) if any Loan Party obtains knowledge that any Loan Party or any Person which owns, directly or indirectly, any Equity Interests of any Loan Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Loan Party will notify the Agent and (b) upon the request of any Lender, such Loan Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act

Section 5.9 Accountants’ Reports.

Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by its independent accountants in connection with any annual or interim audit of the books of Parent Guarantor and Borrower or their Subsidiaries made by such accountants which material reports are a necessary part of such annual or interim audit

Section 5.10 Copies of Documents.

Promptly upon their becoming available, copies of any: (i) financial statements, non-routine reports and notices (other than routine correspondence), any of which are of a material nature, requests for waivers and proxy statements, in each case, delivered by Parent Guarantor, Borrower or any Subsidiary Guarantor to any of their respective existing lending institutions or creditors; (ii) correspondence or notices received by Parent Guarantor, Borrower or any Subsidiary Guarantor from any federal, state or local governmental authority that regulates the operations of Parent Guarantor, Borrower or any Subsidiary Guarantor, relating to an actual or threatened change or development that would be materially adverse (whether individually or on a consolidated basis) to Parent Guarantor, Borrower or any Subsidiary Guarantor or otherwise have a Material Adverse Effect; (iii) registration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by Parent Guarantor, Borrower or any Subsidiary Guarantor with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (iv) at the request of the Agent, any appraisals received by Parent Guarantor, Borrower or any Subsidiary Guarantor with respect to the properties or assets of Parent Guarantor, Borrower or any Subsidiary Guarantor during the term of this Agreement. The above information shall be deemed to be delivered by Parent Guarantor or Borrower to Agent and each Lender upon (x) the relevant documents or information being publicly available at Parent Guarantor’s website or other publicly available electronic medium (such as EDGAR) within the time periods required above, and (y) the delivery by Parent Guarantor or the Borrower of notice (which notice may be delivered solely by email provided that receipt thereof is confirmed by the recipient) to the Agent and the Lenders, within the time periods required above, that such documents or information are so available.

Section 5.11 Notices of Defaults.

Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a Material Adverse Effect in the condition, financial or otherwise, or the operations of Parent Guarantor or any of its Subsidiaries.

Section 5.12 ERISA Notices and Requests.

(a) Concurrently with such filing, a copy of each Form 5500 that is filed with respect to each Plan, if any, with the IRS; and

(b) Promptly, upon their becoming available, copies of: (i) all correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Plan, if any, relating to an actual or threatened change or development that would be materially adverse to any Loan Party; (ii) all actuarial valuations received by the Parent Guarantor or Borrower with respect to any Plan; and (iii) any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Parent Guarantor or Borrower with respect to the intent of the PBGC to institute involuntary termination proceedings.

Section 5.13 Additional Information.

Such other material additional information regarding the business, affairs and condition of any Loan Party as the Agent may from time to time request, including, without limitation, as soon as available but in any event not less than forty-five (45) days after the end of each fiscal quarter of Parent Guarantor, schedules, in form and substance satisfactory to the Agent, with respect to Parent Guarantor and its Subsidiaries on a consolidated basis, of recorded liabilities, unfunded commitments, contingent liabilities, any off balance sheet financings including synthetic lease transactions and sale-leaseback arrangements and other similar material items, and also including, without limitation, all Medicare and Medicaid cost reports and relevant state department of public health surveys (including follow up visits, plans of corrective action and letters or other correspondence indicating substantial compliance with the requirements of said departments) in each case, covering such quarter to the extent not otherwise contained in the information otherwise provided under this Article 5.

Article 6. Affirmative Covenants.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Loan Party is indebted to the Lenders or the Agent, and until payment in full of the Notes and full and complete performance of all of its other Obligations arising hereunder, each Loan Party shall:

Section 6.1 Books and Records.

Keep proper books of record and account in a manner reasonably satisfactory to the Agent in which full and true entries shall be made of all dealings or transactions in relation to its business and activities.

Section 6.2 Inspections and Audits.

Permit the Agent to make or cause to be made (prior to an Event of Default, at the Lenders’ expense and after the occurrence of and during the continuance of an Event of Default, at the Borrower’s expense), inspections and audits of any books, records and papers of Parent Guarantor, Borrower or any Subsidiary Guarantor and to make extracts therefrom and copies thereof, or to make appraisals, inspections and examinations of any properties and facilities of Parent Guarantor, Borrower or any Subsidiary Guarantor, on reasonable notice, at all such reasonable times and as often as any Lender may reasonably require, in order to assure that the Borrower is and will be in compliance with their obligations under the Loan Documents or to evaluate the investment in the then outstanding Notes. Notwithstanding the foregoing, the Borrower agrees that the Agent shall be permitted to conduct or cause to be conducted an annual field audit at the Borrower’s expense (which, so long as not Default or Event of Default shall have occurred and be continuing, expense shall not exceed $10,000 per any calendar year).

Section 6.3 Maintenance and Repairs.

Cause to be maintained in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by Parent Guarantor, Borrower or any Subsidiary Guarantor and used in or necessary for the operation of its businesses, and make or cause to be made all reasonable repairs, replacements, additions and improvements thereto.

Section 6.4 Continuance of Business.

Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect the corporate existence of Parent Guarantor, Borrower or any Subsidiary Guarantor and all permits, rights and privileges necessary for the proper conduct of its business, and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

Section 6.5 Copies of Corporate Documents.

Subject to the prohibitions set forth in Section 7.6 hereof, promptly deliver to the Agent copies of any amendments or modifications to the certificate of incorporation (or other applicable organizational documents) and by-laws of Parent Guarantor, Borrower or any Subsidiary Guarantor, certified with respect to the certificate of incorporation (or other organizational documents) by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation. The above information may be delivered by Borrower to Agent and each Lender via electronic mail pursuant to the terms of Section 10.9 hereof.

Section 6.6 Perform Obligations.

Pay and discharge all of the obligations and liabilities of Parent Guarantor, Borrower or any Subsidiary Guarantor, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by Parent Guarantor, Borrower or any Subsidiary Guarantor, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 6.7 Notice of Litigation.

Promptly notify the Agent in writing of any adverse litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of Two Hundred Fifty Thousand ($250,000) Dollars, affecting Parent Guarantor, Borrower or any Subsidiary Guarantor or any Eligible Facility whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

Section 6.8 Insurance.

(a) Maintain or cause to maintain with responsible insurance companies reasonably acceptable to the Agent such insurance on the properties of Parent Guarantor, Borrower or any Subsidiary Guarantor, in such amounts and against such risks as is customarily maintained by similar businesses and cause each Operator and Substantial Tenant to do so; (b) file with the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; (c) maintain for each Eligible Facility (or cause each respective Operator thereof to maintain) insurance meeting the Insurance Requirements; and (d) within ten (10) days after notice in writing from the Agent, obtain such additional insurance as the Agent may reasonably request.

Section 6.9	[Intentionally Omitted]

Section 6.10	Notice of Certain Events.

(a) Promptly notify the Agent in writing of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within thirty (30) days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Borrower or the ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

(b) Promptly notify the Agent in writing if the Borrower(s) or ERISA Affiliate receives an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, together with a statement of the action that such Loan Party(s) or ERISA Affiliate intends to take with respect thereto.

(c) Promptly notify the Agent in writing if any Loan Party receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Loan Party alleging violations of any Environmental Law and Regulation, or (ii) any notice from any governmental body or any other Person alleging that such Loan Party is or may be subject to any Environmental Liability; and promptly upon receipt thereof, provide the Agent with a copy of such notice together with a statement of the action such Loan Party intends to take with respect thereto.

Section 6.11 Comply with ERISA.

Materially comply with all applicable provisions of ERISA and the Code now or hereafter in effect.

Section 6.12 Environmental Compliance.

Operate or cause to operate all property owned, operated or leased by it in compliance with all Environmental Laws and Regulations, such that no Environmental Liability arises under any Environmental Laws and Regulations, which would result in a Lien on any property of any Loan Party.

Section 6.13 Election and Maintenance of REIT Status.

Parent Guarantor will properly elect REIT Status (when filing its 2010 federal income tax return) by not later than September 30, 2011 and thereafter Parent Guarantor will maintain its REIT Status.

Section 6.14 Post Closing Lien Searches.

Without limiting Borrower’s obligations under Section 10.1 hereof, Borrower agrees within ten (10) days of Agent’s written demand, to reimburse Agent for all expenses incurred by Agent in periodically (up to two (2) times per year) verifying Borrower’s performance of its obligations under the Loan Documents and the security and priority of each Mortgage, including without limitation expenses incurred by Agent for title searches, title updates and endorsements, tax and judgment lien searches, litigation searches, and UCC searches.

Section 6.15 Appraisals.

Agent shall have the right to obtain a new or updated Appraisal of each Eligible Facility from time to time. Loan Parties shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal and associated costs upon Agent’s request (provided, however, that, so long as no Event of Default exists, Borrower shall only have to pay for any such Appraisal for an Eligible Facility no more often than one (1) time while such Facility is an Eligible Facility).

Section 6.16 Casualty and Condemnation – In General.

(a) Notice. The Borrower will furnish to the Agent and the Lenders prompt written notice of (i) any casualty or other insured damage to any Facility in excess of $100,000 or (ii) the commencement of any action or proceeding for the taking of any Facility, or any interest therein, under power of eminent domain or by condemnation or similar proceeding.

(b) Agent’s Election to Apply Proceeds on Indebtedness. (i) Subject to the provisions of Sections 6.16(b)(ii) and 6.17(b)(ii) below, Agent (acting at the direction of the Required Lenders) may elect to collect, retain and apply upon the Obligations of Loan Parties under this Agreement or any of the other Loan Documents all Net Insurance/Condemnation Proceeds. Any Net Insurance/Condemnation Proceeds remaining after repayment of the Obligations under the Loan Documents shall be released by Agent to the Borrower.

(ii) Notwithstanding anything in Section 6.16(b)(i) to the contrary, in the event of any casualty to a Facility (that is not one of the Philadelphia Facilities) or any condemnation of part of such Facility, Agent agrees to make the Net Insurance/Condemnation Proceeds available (to Borrower, to the applicable Subsidiary Guarantor or to the applicable Operator) to pay costs of restoration of such Facility if (A) there is then no Default or Event of Default, (B) all such Net Insurance/Condemnation Proceeds are deposited with Agent, (C) in Agent’s judgment, the amount of Net Insurance/Condemnation Proceeds available for restoration of the Facility (together with any sums or other security acceptable to Agent deposited with Agent by Borrower or other Loan Party for such purpose) is sufficient to pay the full and complete costs of such restoration, (D) if the cost of restoration exceeds ten percent (10%) of the Assigned Credit Advance Value, in Agent’s sole determination after completion of restoration the Loan Amount will not exceed 70% of the fair market value of the Facility, (E) in Agent’s reasonable determination, the Facility can be restored to an architecturally and economically viable project in compliance with applicable laws, and (F) in Agent’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Revolving Credit Commitment Termination Date.

(c) Borrower’s Obligation to Rebuild and Use of Proceeds Therefor. In case Agent and Required Lenders do not elect to apply or do not have the right to apply the Net Insurance/Condemnation Proceeds to the Obligations of Loan Parties under this Agreement or any of the other Loan Documents, as provided in Section 6.16(b) above, Borrower shall (or shall cause the applicable Subsidiary Guarantor or Operator to):

(i) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Net Insurance/Condemnation Proceeds to be deposited with Agent;

(ii) In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Net Insurance/Condemnation Proceeds, deposit with Agent the full amount required to complete construction as aforesaid (in which event, Borrower (or the applicable Subsidiary Guarantor) may retain the Net Insurance/Condemnation Proceeds upon receipt from the insurer or Governmental Authority); and

(iii) Promptly proceed with re-construction of the Facility, including the repair of all damage resulting from such fire, condemnation or other ca use and restoration to its former condition. Agent may condition the disbursement of Net Insurance/Condemnation Proceeds and other funds deposited to Agent for the cost of restoration on Agent’s reasonable approval of the plans and specifications for the restoration (which plans and specifications shall, inter alia, not conflict with any standards of any permanent financing provider), contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, disbursement and application of payments and satisfaction of liens as Agent may reasonably require.

Section 6.17 Casualty and Condemnation – Philadelphia Facilities.

(a) Notice. The Borrower will furnish to the Agent and the Lenders prompt written notice of (i) any casualty or other insured damage to any Philadelphia Facility in excess of $100,000 or (ii) the commencement of any action or proceeding for the taking of any Facility, or any interest therein, under power of eminent domain or by condemnation or similar proceeding.

(b) Agent’s Election to Apply Proceeds on Indebtedness. (i) Subject to the provisions of Section 6.17(b)(ii) below, Agent (acting at the direction of the Required Lenders) may elect to collect, retain and apply upon the Obligations of Loan Parties under this Agreement or any of the other Loan Documents all Net Insurance/Condemnation Proceeds. Any Net Insurance/Condemnation Proceeds remaining after repayment of the Obligations under the Loan Documents shall be released by Agent to the Borrower.

(ii) Notwithstanding anything in Section 6.17(b)(i) to the contrary, in the event of any casualty to any Philadelphia Facility or any condemnation of part of any such Facility, Agent agrees to make the Net Insurance/Condemnation Proceeds available (to Borrower, to the applicable Subsidiary Guarantor or to the applicable Operator) to pay costs of restoration of such Philadelphia Facility if (A) there is then no Default or Event of Default under the Philadelphia Master Lease, (B) all such Net Insurance/Condemnation Proceeds are deposited with Agent, (C) in Agent’s judgment, the amount of Net Insurance/Condemnation Proceeds available for restoration of such Philadelphia Facility (together with any sums or other security acceptable to Agent deposited with Agent by Borrower or other Loan Party for such purpose) is sufficient to pay the full and complete costs of such restoration, and (D) in Agent’s reasonable determination, such Philadelphia Facility can be restored to an architecturally and economically viable project in compliance with applicable laws.

(c) Borrower’s Obligation to Rebuild and Use of Proceeds Therefor. In case Agent and Required Lenders do not elect to apply or do not have the right to apply the Net Insurance/Condemnation Proceeds to the Obligations of Loan Parties under this Agreement or any of the other Loan Documents, as provided in Section 6.17(b) above, Borrower shall (or shall cause the applicable Subsidiary Guarantor or Operator to):

(i) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Net Insurance/Condemnation Proceeds to be deposited with Agent;

(ii) In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Net Insurance/Condemnation Proceeds, deposit with Agent the full amount required to complete construction as aforesaid (in which event, Borrower (or the applicable Subsidiary Guarantor) may retain the Net Insurance/Condemnation Proceeds upon receipt from the insurer or Governmental Authority); and

(iii) Promptly proceed with re-construction of the Facility, including the repair of all damage resulting from such fire, condemnation or other ca use and restoration to its former condition. Agent may condition the disbursement of Net Insurance/Condemnation Proceeds and other funds deposited to Agent for the cost of restoration on Agent’s reasonable approval of the plans and specifications for the restoration (which plans and specifications shall, inter alia, not conflict with any standards of any permanent financing provider), contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, disbursement and application of payments and satisfaction of liens as Agent may reasonably require.

(d) Limitation. Notwithstanding the foregoing, the provisions set forth in this Section 6.17 shall only be applicable to one (1) Philadelphia Facility with Net Insurance/Condemnation Proceeds at any time. In the event that more than one (1) Philadelphia Facility has Net Insurance/Condemnation Proceeds at the same time then the terms and conditions of Section 6.16 shall apply for the Net Insurance/Condemnation Proceeds of each such additional Philadelphia Facility instead of the terms and conditions of this Section 6.17.

Section 6.18 Advisory and Management.

At all times Borrower and/or Parent Guarantor shall procure and retain the services of an Advisor reasonably satisfactory to the Agent and Required Lenders or such other management and advisory services as Agent and Required Lenders shall approve in their reasonable satisfaction.

Section 6.19 Post Closing Covenant(s).

Borrower agrees that Agent is making Loans on the Closing Date notwithstanding failure to satisfy the requirements of Sections 4.1(s) and 6.8(c). In consideration of the funding of such Loans, Borrower covenants and agrees to procure insurance coverage meeting the Insurance Requirements (as the same may be revised after the Closing Date by Agent per the Agent’s internal requirements, it being agreed that such insurance coverage shall be otherwise satisfactory in scope, form and substance to Agent) within seven (7) days after the Closing Date. Failure of Borrower to correct any omissions and/or deficiencies within such seven (7) day period shall constitute an immediate Event of Default hereunder.

Article 7. Negative Covenants.

While the Revolving Credit Commitments are outstanding, and, in the event any Loan remains outstanding, so long as any Loan Party is indebted to the Lenders or the Agent and until payment in full of the Notes and full and complete performance of all of its other Obligations arising hereunder, Parent Guarantor and Borrower shall not and shall not permit any of the Subsidiary Guarantors to do, agree to do, or permit to be done, any of the following:

Section 7.1 Indebtedness.

Create, incur, permit to exist or have outstanding any Indebtedness, except:

(a) Indebtedness of the Loan Parties to the Lenders and the Agent under this Agreement, the Notes, and each Guaranty;

(b) Taxes, assessments and governmental charges, non-interest bearing accounts payable and accrued liabilities, in any case not more than ninety (90) days past due from the original due date thereof (unless the failure to satisfy such obligations is pursuant to the good faith contest by appropriate dispute or other proceedings as set forth in Section 6.6 hereof), and non-interest bearing deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes), in each case incurred and continuing in the ordinary course of business and then only to the extent that such Loan Party has set aside on its books adequate reserves therefor, if appropriate under GAAP;

(c) Indebtedness secured by the security interests referred to in subsection 7.2(b) and (c) hereof;

(d) Indebtedness consisting of contingent obligations permitted by Section 7.3 hereof;

(e) Recourse Indebtedness (other than Indebtedness hereunder) at any time outstanding not exceeding in the aggregate (when aggregated with Indebtedness permitted by subsections 7.1(c), (d) and (g) hereof and Guarantees permitted under Section 7.3(ii) hereof) fifty percent (50%) of Total Asset Value;

(f) Subordinated Intercompany Indebtedness; and

(g) Indebtedness set forth on Schedule 7.1 hereto.

Section 7.2 Liens.

Create, or assume or permit to exist, any Lien on any of the properties or assets of the Borrower or any of any Subsidiary Guarantor, whether now owned or hereafter acquired, except:

(a) Permitted Liens;

(b) Liens securing Indebtedness created after the date hereof and permitted under subsection 7.1(e) hereof; and

(c) Liens set forth on Schedule 7.2 hereto.

Section 7.3 Guaranties.

Assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guarantees of payment or completion in support of Facilities if, after giving effect to the proposed guarantee, the aggregate amount of all such obligations guaranteed by Parent Guarantor, Borrower or any Subsidiary Guarantor, or any of them (inclusive of the guarantees referred to in subsection 7.3(iii) and, to the extent the condition precedent provided therein has occurred, subsection 7.3(iv) hereof but exclusive of the guarantees of the Guarantors with respect to the Obligations), does not exceed (when aggregated with recourse debt permitted under subsection 7.1(e)) fifty percent (50%) of Total Asset Value, (iii) guarantees which are non-recourse in nature (i.e., recourse is limited to a Facility (that is not an Eligible Facility) and otherwise does not require the payment of funds), (iv) guarantees which are effective upon the occurrence of one or more conditions precedent (e.g., such as guarantees that require payments upon the occurrence of fraud, willful misrepresentation, gross negligence, misapplication of funds or willful misconduct) to the extent the condition(s) precedent with respect to such obligation have not occurred, and (v) as set forth on Schedule 7.3 hereof. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Indebtedness.

Section 7.4 Mergers, Acquisitions.

Merge or consolidate with any Person, or, acquire all or substantially all of the assets or any of the capital stock or other Equity Interests of any Person unless (a) Parent Guarantor, Borrower or a Subsidiary Guarantor is the surviving entity, and (b) no Default or Event of Default exists or will occur after giving effect thereto.

Section 7.5 Distributions.

Declare or pay any dividends or make any distribution of any kind on Parent Guarantor’s outstanding stock, or set aside any sum for any such purpose, except that:

(a) Parent Guarantor may declare and make dividend payments or other distributions payable solely in its common stock;

(b) Parent Guarantor may declare and pay cash dividends if (i) such dividend is a regularly declared distribution to the holders of its Equity Interests (and not a “special” dividend, “extraordinary” dividend or otherwise any unusual, non-typical or “one-time” dividend), and (ii) only if at the time of such payment and after giving effect thereto, no Event of Default shall exist hereunder; and

(c) if a Default or an Event of Default exists or will occur as a result of the dividend payment, Parent Guarantor may declare and pay dividends to the minimum extent necessary (taking into account any dividends or distributions otherwise made including under subsection 7.5(b)) to generate the minimum deduction for dividends paid during each year that would be required to satisfy Code Section 857(a)(1).

Section 7.6 Changes in Structure.

Amend, supplement or modify the certificate of incorporation or by-laws (or other applicable organizational documents) of any Loan Party in a manner which would be reasonably likely to cause a Material Adverse Effect.

Section 7.7 Disposition of Assets.

Make any Disposition of any Eligible Facility, or enter into any agreement to do so, unless (a) the Disposition is made for a price equal to the greater of (i) its fair market value (based on a bona fide arm’s length transaction with a third party) or (ii) such amount as is sufficient to create Net Asset Sale Proceeds of not less than the Assigned Credit Advance Value of such Eligible Facility, (b) at the time of such Disposition and after giving effect thereto, no Default or Event of Default exists (unless otherwise consented to by Agent and Required Lenders, which consent will not be unreasonably withheld), and (c) the Net Asset Sale Proceeds of such Disposition are applied pursuant to the terms of Section 2.5 hereof.

Section 7.8 Investments.

Make or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of Parent Guarantor or any of its Subsidiaries, except:

(a) Investments in:

(i) obligations issued or guaranteed by the United States of America;

(ii) certificates of deposit, bankers acceptances and other “money market instruments” issued by any Lender or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000;

(iii) open market commercial paper bearing the highest credit rating issued by S&P or by another nationally recognized credit rating agency;

(iv) repurchase agreements entered into with any Lender or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations; and

(v) shares of “money market funds”, each having net assets of not less than $100,000,000;

in each case maturing or being due or payable in full not more than 180 days after the Borrower’s acquisition thereof.

(b) Whether or not in connection with an Acquisition, Investments by Parent Guarantor or Borrower in any Subsidiary Guarantor, and by any Subsidiary Guarantor in Parent Guarantor, Borrower or another Subsidiary Guarantor, provided, to the extent required in connection with an Acquisition of an Eligible Facility, Parent Guarantor shall cause each Subsidiary Guarantor, formed or acquired during such immediately preceding fiscal quarter, to become a party to a Guaranty, with the effect that each such new Subsidiary Guarantor shall be deemed to become a “Guarantor” for the purposes of this Agreement and in connection therewith, there shall be delivered to the Agent with respect to such Subsidiary those certificates and documents described in subsection 4.2 hereof and all legal matters incident to the addition of such Subsidiary as a “Guarantor” hereunder shall be satisfactory to counsel to the Agent.

(c) Investments by Parent Guarantor or Borrower in any Subsidiary;

(d) Investments in any Joint Venture provided that the aggregate Cash portion of all such Investments does not exceed an amount equal to fifty percent (50%) of Total Asset Value as at any date of determination thereof, prior to giving effect to any such Investment.

For purposes of subsection 7.8(a)-(d) and Section 7.14 hereof, “Investments” shall mean, by any Person:

(i) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

(ii) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person tor the benefit of, such other Person.

Section 7.9	Fiscal Year.
Change its fiscal year.
Section 7.10	ERISA Obligations.

Permit the establishment of any Employee Benefit Plan or amend any Employee Benefit Plan which establishment or amendment could result in liability to any Loan Party or increase the obligation for post-retirement welfare benefits of any Loan Party which liability or increase, individually or together with all similar liabilities and increases, has a Material Adverse Effect on any Loan Party.

Section 7.11 Negative Financial Covenants

(a) Minimum Debt Service Coverage Ratio. Commencing with the calendar quarter ending March 31, 2011, permit (or suffer to exist) its Debt Service Coverage Ratio for any Computation Period set forth below to be not less than 1.45 to 1.00 for such Computation Period.

(b) Maximum Consolidated Total Leverage Ratio. Permit (or suffer to exist), at all times, a Consolidated Total Leverage Ratio equal to or greater than 0.60:1.00.

(c) Consolidated Net Worth. Permit (or suffer to exist), at all times, Consolidated Net Worth less than the sum of $85,486,000, plus 85% of all Net Issuance Proceeds received by Parent Guarantor (or any of its Subsidiaries) in connection with the issuance after the Closing Date of any Equity Interest in Parent Guarantor (or any of its Subsidiaries) other than any such equity interests issued in connection with any dividend reinvestment program(s).

(d) Rent Coverage. Commencing with the calendar quarter ending June 30, 2011, permit (or suffer to exist) the Rent Coverage Ratio for each Computation Period (determined as of the last day of any fiscal quarter of Borrower (measured on a quarterly basis)) set forth below to be less than the ratio set forth below:

For Fiscal Quarter Ending	Minimum Rent Coverage Ratio
June 30, 2011	1.10 to 1.00

September 30, 2011	1.10 to 1.00

December 31, 2011	1.15 to 1.00

March 31, 2012	1.20 to 1.00

June 30, 2012	1.25 to 1.00

September 30, 2012	1.30 to 1.00

December 31, 2012 and each fiscal quarter thereafter	1.35 to 1.00

Section 7.12 Use of Cash.

Use, or permit to be used, in any manner or to any extent, each Loan Party’s Cash from operations for the benefit of any Person, except: (a) in connection with the payment or prepayment of expenses (other than Capital Expenditures) directly incurred for the benefit of each Loan Party in the maintenance and operation of its business, in each case only in the ordinary course of its business, (b) for the payment of required payments of principal and interest on Indebtedness of each Loan Party permitted to exist hereunder, and (c) for uses that are otherwise specifically permitted by this Agreement.

Section 7.13 Transactions with Affiliates.

Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any material assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire material assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) payments on Investments expressly permitted by Section 7.8 hereof may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of Parent Guarantor, Borrower or any Subsidiary and receive reasonable compensation for his services in such capacity, and (iii) Parent Guarantor, Borrower or any Subsidiary may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Parent Guarantor, Borrower or a Subsidiary as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 7.14 Hazardous Material.

Cause or permit: (i) any Hazardous Material to be placed, held, located or disposed of, on, under or at any Eligible Facility or any part thereof, except for such Hazardous Materials that are necessary for any Subsidiary Guarantor’s or any Operator’s operation of its business thereon and which shall be used, stored, treated and disposed of in material compliance with all applicable Environmental Laws and Regulations or (ii) such Eligible Facility or any part thereof to be used as a collection, storage, treatment or disposal site for any Hazardous Material. Parent Guarantor, Borrower and each Subsidiary Guarantor acknowledges and agrees that the Agent and the Lenders shall have no liability or responsibility for either:

(i) damage, loss or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such Eligible Facility; or

(ii) abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at any Eligible Facility or used by or in connection with Parent Guarantor’s, Borrower’s or any Subsidiary Guarantor’s or any Operator’s business.

Section 7.15 Subordinated Intercompany Indebtedness.

Except as may be expressly permitted by the Subordination Agreements, (a) make (or attempt to make) any payment of any kind with respect to the Subordinated Intercompany Indebtedness, (b) enforce (or attempt to enforce) any remedies with respect to the Subordinated Intercompany Indebtedness, or (c) contest, repudiate, amend, modify or otherwise alter any terms or provisions of the documents relating to the Subordinated Intercompany Indebtedness.

Article 8. Events of Default.

If any one or more of the following events (“Events of Default”) shall occur and be continuing at any time any amounts are outstanding hereunder, the Revolving Credit Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of each of the Borrower to the Lenders and the Agent arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Borrower by the Agent (except that in the case of the occurrence of any Event of Default described in Section 8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by each Loan Party:

Section 8.1 Payments.

Failure by any Loan Party to: (a) make any payment or mandatory repayment of principal upon any Note when due, or (b) make any payment of interest upon any Note or to make any payment of any Fee within five (5) Business Days after the date when due; or

Section 8.2 Certain Covenants.

Failure by any Loan Party to perform or observe any of the agreements of a Borrower contained in Section 5.11, Section 6.8 or Article 7 hereof; or

Section 8.3 Other Covenants.

Failure by any Loan Party to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party or the Fee Letter, which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given to such Loan Party by the Agent; provided, however, that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (a) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Agent’s notice, and (b) the existence of such default will not result in any Operator having the right to terminate its Operating Lease of an Eligible Facility due to such default; or

Section 8.4 Other Defaults.

(a) Failure by any Loan Party to perform or observe any term, condition or covenant (unless such performance or observance is being disputed through a good faith contest and such Loan Party is otherwise in compliance with the terms of Section 6.6 with respect thereto) of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which it is a party or by which it is bound, or by which any of its properties or assets may be affected (a “Debt Instrument”), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

(b) Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

(c) Failure to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument;

provided, however, that the provisions of this Section 8.4 shall not be applicable to any Debt Instrument that on the date this Section 8.4 would otherwise be applicable thereto, relates to or evidences Indebtedness (y) in a principal amount of less than $250,000 or (z) the terms of the which shall have been subordinated to the terms, payment and priority of the final payment in full of all of the Obligations; or

Section 8.5 Representations and Warranties.

Any representation or warranty made in writing to the Lenders or the Agent in any of the Loan Documents or in connection with the making of the Loans, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material adverse respect when made or delivered; or

Section 8.6 Bankruptcy.

(a) Any Loan Party shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any Bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any Loan Party shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or any Loan Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(b) Any Loan Party shall generally not pay its debts as such debts become due; or

(c) Any Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any Bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof;

Section 8.7 Judgments.

Any judgment against any Loan Party or any attachment, levy or execution against any of its properties for any amount in excess of Two Hundred Fifty Thousand ($250,000) Dollars shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of forty-five (45) days or more; or

Section 8.8 ERISA.

(a) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, in either case, by reason of, or that results or could result in, a “material accumulated funding deficiency” under Section 412 of the Code; or

(b) Failure by any Loan Party to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans hereafter established or assumed by it; or

Section 8.9 Material Adverse Effect.

There shall occur a Material Adverse Effect; or
Section 8.10	Ownership.

(i) Any Person, or a group of related Persons, shall after the Closing Date acquire (a) beneficial ownership in excess of 25% of the outstanding stock of Parent Guarantor, Borrower or other voting interest having ordinary voting powers to elect a majority of the directors, managers or trustees of Parent Guarantor or Borrower (irrespective of whether at such time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) all or substantially all of the Investments of Parent Guarantor or Borrower, or (ii) a majority of the Board of Directors of Parent Guarantor or Borrower, at any time, shall be composed of Persons other than (a) Persons who were members of the Board of Directors on the date of this Agreement, or (b) Persons who subsequently become members of the Board of Directors and who either (x) are appointed or recommended for election with the affirmative vote of a majority of the directors in office as of the date of this Agreement, or (y) are appointed or recommended for election with the affirmative vote of a majority of the Board of Directors of Parent Guarantor or Borrower then in office; or

Section 8.11 REIT Status; Material Licenses and Permits.

Parent Guarantor shall at any time after September 30, 2011 fail to maintain its REIT Status, or Parent Guarantor, Borrower or any Subsidiary Guarantor shall lose, through suspension, termination, impoundment, revocation, failure to renew or otherwise, its REIT Status (if any) or any material license or permit (unless such material license or permit is promptly replaced, renewed or otherwise reinstated); or

Section 8.12 Environmental.

Any of the Loan Parties or any of their respective Facilities shall become subject to one or more Liens for costs or damages in excess of Two Hundred Fifty Thousand ($250,000) Dollars individually or in the aggregate under any Environmental Laws and Regulations, such Liens shall remain in place for thirty (30) days after the creation thereof and such Liens are reasonably likely to cause a Material Adverse Effect; or

Section 8.13 Default by Operator.

Any Operator shall be in default (whether or not such default has been declared) as a result of any default in the payment of amounts which are due and owing under any third party lease or related security documents in connection with any Eligible Facility of such Operator (such Eligible Facility, herein referred to as the “Defaulted Facility”), in the event the Lease Rental Expense arising from the Defaulted Facility accounts for 10% or more of the aggregate amount of all Lease Rental Expense owing to the Borrower (or all of the Subsidiary Guarantors) from all Operators and Substantial Tenants during the immediately preceding calendar quarter;

provided, however, that the provisions of this Section 8.13 shall not be applicable to any such Event of Default if the Assigned Credit Advance Value for such Eligible Facility is first paid in full, forty-five (45) days after such non payment becomes a default under such Operator’s or Substantial Tenant’s respective lease; or

Section 8.14 Invalidity of Loan Documents, etc.

Any Loan Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document or any security interest created by any Collateral Document; or the Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents).

Section 8.15 Effect of Event of Default; Remedies.

If any Event of Default described in Section 8.6 shall occur in respect of any Loan Party, the Loans and all other Obligations hereunder shall become immediately due and payable without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Loans and other Obligations hereunder shall become immediately due and payable. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration.

In addition to the foregoing, upon the occurrence of any Event of Default, Agent may, and at the request of the Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Eligible Facilities (by a receiver or otherwise) and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others, and, to the extent permitted, the right to immediately replace any Operator and/or terminate the management agreements or lease relating thereto;

(b) Withhold further disbursement of the proceeds of the Loans and/or terminate Lenders’ Revolving Credit Commitments hereunder;

(c) Use and apply any monies or letters of credit deposited by Borrower with Agent, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Agent and Lenders;

(d) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Agent by operation of applicable law.

In addition to the foregoing, upon the occurrence of any Event of Default, Agent may, and at the request of the Required Lenders shall, require (and Borrower and each other Loan Party shall) establish and maintain at all times while any Mortgage continues in effect an impound account (the “Impound Account”) with Agent for payment of taxes and insurance premiums on each Eligible Facility and as security for the Obligations. Borrower and each other Loan Party shall deposit in the Impound Account an amount determined by Agent to be sufficient (when added to the monthly deposits described herein) to pay the next due installment of real estate taxes and assessments on each Eligible Facility at least one (1) month prior to the due date or the delinquency date thereof (as Agent shall determine) and the next due annual insurance premiums with respect to each Eligible Facility at least one (1) month prior to the due date thereof. Borrower and each other Loan Party shall pay to Agent, concurrently with the each Monthly Date, deposits in an amount equal to one-twelfth (1/12) of the amount of the annual taxes that will next become due and payable on each Eligible Facility (the “Monthly Tax Impound”), plus one-twelfth (1/12) of the amount of the annual insurance premiums that will next become due and payable on insurance policies which Borrower or any Loan Party is required to maintain hereunder (the “Monthly Insurance Impound”), each as estimated and determined by Agent. The Monthly Tax Impound or Monthly Insurance Impound, and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Loan Parties to Agent. If Agent at any time determines that the Monthly Tax Impound or Monthly Insurance Impound for any Eligible Facility is insufficient, Agent may in its discretion adjust the required monthly payments of such amounts, and Borrower and each Loan Party shall be obligated to pay the increased amounts for the Monthly Tax Impound or Monthly Insurance Impound commencing with the next Monthly Date. So long as no Default or Event of Default has occurred and is continuing, all sums in the Impound Account shall be held by Agent in the Impound Account and used to pay Taxes and Insurance Premiums before the same become delinquent. Borrower and each Loan Party shall be responsible for ensuring the receipt by Agent, at least thirty (30) days prior to the respective due date or the delinquency date for payment thereof (as Lender shall determine), of all bills, invoices and statements for all taxes and insurance premiums to be paid from the Impound Account, and so long as no Event of Default has occurred and is continuing, Agent shall pay (to the extent any Operator has not already paid the same pursuant to its respective Operating Lease) the governmental authority or other party entitled thereto directly to the extent funds are available for such purpose in the Impound Account. In making any payment from the Impound Account, Agent shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement or estimate and without any inquiry into the accuracy, validity, enforceability or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof. Agent shall pay no interest on funds contained in the Impound Account to Borrower or any other Loan Party or any other Lender and any interest or other earnings on funds deposited in the Impound Account shall be solely for the account of Agent. If the total funds in the Impound Account shall exceed the amount of payments actually applied by Agent (or Operator) for the purposes of the Impound Account, such excess may be credited by Agent on subsequent payments to be made hereunder or, at the option of Agent, refunded to Borrower (or, as the case my be, the applicable Loan Party). In allocating such excess, Agent may deal with the person shown on the records of Agent to be the owner of the applicable Eligible Facility. If, however, the Impound Account shall not contain sufficient funds to pay the sums required when the same shall become due and payable, Borrower shall, within ten (10) days after receipt of written notice thereof, deposit with Agent the full amount of any such deficiency. The Impound Account shall not constitute a trust fund and may be commingled with other monies held by Agent.

Article 9.	The Agent.

	Section 9.1	Appointment, Powers and Immunities.

Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender. The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectability of the Loans or for any failure by any Loan Party to perform any of its obligations hereunder or under the other Loan Documents. The Agent may employ agents and attorneys-infact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

Section 9.2 Reliance by Agent.

The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or the other Loan Documents in accordance with instructions signed by the Required Lenders (other than any Defaulting Lender), and such instructions of the Required Lenders (other than any Defaulting Lender) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.3 Events of Default.

The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment). The Agent shall (subject to Section 9.7 hereof) take such action with respect to such Default as shall be directed in writing by the Required Lenders (or all of the Lenders, if required by the terms of this Agreement).

Section 9.4 Rights as a Lender.

With respect to its Revolving Credit Commitment and the Loans made by it, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with each Loan Party or its Affiliates, as if it were not acting as the Agent, and the Agent may accept fees and other consideration from each Loan Party or its Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

Section 9.5 Indemnification.

The Lenders shall indemnify the Agent (to the extent not reimbursed by each Loan Party under Sections 10.1 and 10.2 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses that each Loan Party is obligated to pay under Sections 10.1 and 10.2 hereof, but excluding normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

Section 9.6 Non-Reliance on Agent and other Lenders.

Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Loan Party and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by each Loan Party of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of each Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of each Loan Party, that may come into the possession of the Agent or any of its Affiliates.

Section 9.7 Failure to Act.

Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.8 Resignation or Removal of Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving not less than ten (10) days’ prior written notice thereof to the Lenders and each Loan Party and the Agent may be removed by the Required Lenders for gross negligence or willful misconduct (as determined by a court of competent jurisdiction). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, after consultation with the Borrower, appoint a successor Agent which shall be a Lender with a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 9.9 Sharing of Payments.

(a) Prior to any acceleration by the Agent and the Lenders of the Obligations:

(i) in the event that any Lender shall obtain payment in respect of a Note, or interest thereon, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the corresponding Note held by it, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender; and

(ii) in the event that any Lender shall obtain payment in respect of any Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, such Lender shall be permitted to retain the full amount of such payment and shall not be required to share such payment with any other Lender.

(b) Upon or following any acceleration by the Agent and the Lenders of the Obligations, in the event that any Lender shall obtain payment in respect of a Note, or interest or Fees thereon, or in respect of an Interest Rate Contract to which such Lender is a party, whether voluntarily or involuntarily, and whether through the exercise of a right of banker’s lien, set-off or counterclaim against each Loan Party or otherwise, in a greater proportion than any such payment obtained by any other Lender in respect of the aggregate amount of the corresponding Note held by such Lender and any Interest Rate Contract to which such Lender is a party, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan as shall be necessary to cause such Lender receiving the proportionate overpayment to share the excess payment with each Lender. For the purposes of this subsection 9.9(b), payments on Notes received by each Lender shall be in the same proportion as the proportion of: (A) the sum of: (x) the Obligations owing to such Lender in respect of the Note held by such Lender, plus (y) the Obligations owing to such Lender in respect of Interest Rate Contracts to which such Lender is party, if any, to (B) the sum of: (x) the Obligations owing to all of the Lenders in respect of all of the Notes, plus (y) the Obligations owing to all of the Lenders in respect of all Interest Rate Contracts to which any Lender is a party; provided, however, that, with respect to subsections 9.9(a)(i) and (b) above, if all or any portion of such excess payment or benefits is thereafter recovered from the Lender that received the proportionate overpayment, such purchase of Loans or payment of benefits, as the case may be, shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

Article 10.	Miscellaneous Provisions.

	Section 10.1	Fees and Expenses; Indemnity.

(a) The Borrower will promptly pay all costs of the Agent in preparing the Loan Documents and all actual, reasonable, out-of-pocket costs and expenses of the issuance of the Notes and of each Loan Party’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with and the reasonable fees and expenses and disbursements of counsel to the Agent in connection with the preparation, execution and delivery, administration, interpretation and enforcement of this Agreement, the other Loan Documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Lenders and the Agent, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument that is proposed but not executed and delivered) and with any claim or action threatened, made or brought against any of the Lenders or the Agent arising out of or relating to any extent to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (other than a claim or action resulting from the gross negligence, willful misconduct, or intentional violation of law by the Agent and or the Lenders). Notwithstanding the above, Borrower shall not be obligated under this Section 10.1(a) (but shall be obligated under Section 10.1(b) below, to the extent applicable) to indemnify Lenders for fees and expenses and disbursements of separate counsel to Lenders (other than Agent’s counsel).

(b) In addition, the Borrower will promptly pay all actual, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by each Lender in connection with its enforcement of the payment of the Notes or any other sum due to it under this Agreement or any of the other Loan Documents or any of its other rights hereunder or thereunder. In addition to the foregoing, the Borrower shall indemnify each Lender and the Agent and each of their respective directors, officers, employees, attorneys, agents and Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, penalties, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans (other than as a result of the gross negligence, willful misconduct or intentional violation of law by the party seeking indemnification), including, without limitation, losses, liabilities, damages, penalties, claims, costs and expenses suffered or incurred by any Lender or the Agent or any of their respective directors, officers, employees, attorneys, agents or Affiliates arising out of or related to any Environmental Liability or Environmental Proceeding, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise against the Agent, the Lenders or any of their officers, directors, affiliates, agents or Affiliates, that is alleged to arise out of or is based upon: (i) any untrue statement or alleged untrue statement of any material adverse fact of any Loan Party and its affiliates in any document or schedule filed with the Securities and Exchange Commission or any other governmental body; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omission or alleged acts, practices or omissions of any Loan Party or its .agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of such purchases or the consummation of any other transactions contemplated by any such acquisitions that are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of such purchases or the consummation of the other transactions contemplated by any such acquisition; or (iv) any withdrawals, termination or cancellation of any such proposed acquisition for any reason whatsoever. The indemnity set forth herein shall be in addition to any other obligations or liabilities of any Loan Party to the Agent and the Lenders hereunder, at common law or otherwise. The provisions of this Section 10.1 shall survive the payment of the Notes and the termination of this Agreement.

Section 10.2 Taxes.

If, under any law in effect on the date of the closing of any Loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax (other than any tax (except those referred to in clause (ii) of Section 10.3 below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws) is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then each Loan Party will pay any such tax and all interest and penalties, if any, and will indemnify the Lenders and the Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against any Lender or any other holder of a Note, such Lender, or such other holder, as the ease may be, may notify each Loan Party and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from each Loan Party. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 10.2 shall survive payment of the Notes and the termination of this Agreement.

Section 10.3 Payments.

As set forth in Article 2 hereof, all payments by each Loan Party on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Agent at the Principal Office of the Agent, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 2:00 P.M. (E.S.T.) on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (without regard to withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Lender to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Lender payable by such Lender with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes). Upon payment in full of any Note, the Lender holding such Note shall mark the Note “Paid” and return it to the Borrower.

Section 10.4 Survival of Agreements and Representations; Construction.

All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

Section 10.5 Lien on and Set-off of Deposits.

As security for the due payment and performance of all the Obligations, each Loan Party hereby grants to Agent for the ratable benefit of the Lenders a Lien on any and all deposits or other sums at any time credited by or due from the Agent or any Lender to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to any Lender or the Agent from or for such Loan Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by any Lender or the Agent against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral.

Section 10.6 Modifications, Consents and Waivers; Entire Agreement.

No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Loan Party from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Agent and each Lender (other than any Defaulting Lender except as set forth in the proviso of Section 2.23(b)) except that: (i) any modification or amendment of, or waiver or consent with respect to, Article 4 shall be required to be signed only by the Borrower, Agent and the Required Lenders, and (ii) any modification or amendment of, or waiver or consent with respect to, Articles 1 (other than the definition of “Required Lenders” or any other defined term which is used in the application of any of the provisions of Article 2), 5, 6, 7, 8 (other than Section 8.1 and Section 8.4 hereof) and 10 (other than this Section 10.6) may be signed only by the Borrower, Agent and the Required Lenders. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on any Loan Party in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained herein, no modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by any Loan Party from any of the terms or conditions thereof, shall in any event amend, modify or otherwise affect the rights or duties of the Agent or the Lenders hereunder without the prior written consent of the Agent or the Lenders (other than any Defaulting Lender except as set forth in the proviso of Section 2.23(b)), as the case may be. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Lenders, the Agent and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.7 Remedies Cumulative; Counterclaims.

Each and every right granted to the Agent and the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent or any Lender or the holder of any Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that any Loan Party may have against any Lender or the Agent and without regard to any other obligation of any nature whatsoever that any Lender or the Agent may have to any Loan Party, and no such counterclaim or offset shall be asserted by any Loan Party (unless such counter-claim or offset would, under applicable law, be permanently and irrevocably lost if not brought in such action) in any action, suit or proceeding instituted by any Lender or the Agent for payment or performance of the Obligations.

Section 10.8 Further Assurances.

At any time and from time to time, upon the request of the Agent, each Loan Party shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loans.

Section 10.9 Notices.

All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 and Section 6.5 hereof which may be sent by ordinary first-class mail or by electronic mail with a copy delivered by ordinary first class mail) or telecopy, addressed as follows:

(a) If to the Borrower:

Grubb & Ellis Healthcare REIT II Holdings, LP
c/o Grubb & Ellis Healthcare REIT II, Inc.
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
Attention:	Danny Prosky

Telecopier No.: (714)       -
Telephone No: (714) 975-2315
Email: Danny.Prosky@Grubb-Ellis.com

with a copy to:

Grubb & Ellis Healthcare REIT II Holdings, LP
c/o Grubb & Ellis Healthcare REIT II, Inc.
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
Attention:	Shannon K. S. Johnson

Telecopier No.: (866) 508-4769
Telephone No: (714) 975-2135
Email: Shannon.Johnson@Grubb-Ellis.com

with a copy (other than in the case
of Borrowing Notices and reports
and other documents delivered in
compliance with Article 5 hereof) to:

Arnall Golden Gregory LLP
171 17th Street NW
Suite 2100 Atlanta, Georgia Attention:	30363 David B. Lotz, Esq.

Telecopier No.: (404) 873-8168
Telephone No: (404) 873-8169
Email: david.lotz@agg.com

(b) If to any Lender:

To its address set forth below its
name on the signature pages hereof,
with a copy to the Agent; and

(c) If to the Agent:

KeyBank National Association, as Agent
Mailcode WA-31-13-2313
1301 5th Avenue, 23rd Floor
Seattle, Washington 98101
Attention:	Senior Manager, Healthcare Finance

Telecopier No.: (206) 343-6843
Email: David—A—Macvicar@KeyBank.com

with a copy (other than in the case
of Borrowing Notices and reports
and other documents delivered in
compliance with Article 5 hereof) to:

Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, Illinois 60606
Attention:	Sean T. Maloney, Esq.

Telecopier No.: (312) 258-5700
Telephone No.: (312) 258-5505
Email: smaloney@schiffhardin.com

Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its telecopier number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any party hereto may change the Person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 10.10 Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.11 Severability.

The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.12 Binding Effect; No Assignment or Delegation by Borrower.

This Agreement shall be binding upon and inure to the benefit of each of the Borrower and their respective successors and to the benefit of the Lenders and the Agent and their respective successors and assigns. The rights and obligations of each Loan Party under this Agreement shall not be assigned or delegated without the prior written consent of the Agent and the Required Lenders, and any purported assignment or delegation without such consent shall be void.

Section 10.13 Assignments and Participations by Lenders.

(a) Each Lender may assign to one or more Lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Loans owing to it, and the Note held by it); provided, however, that: (i) the Borrower and the Agent must give prior written consent to such assignment (unless such assignment is to an Affiliate of such Lender or to another Lender), which consent shall not be unreasonably withheld (provided, however, that Borrower’s consent may be withheld for any reason with respect to, and only with respect to, any Lender that would (A) provide a Revolving Credit Commitment on the initial Closing Date and (B) provide any additional Revolving Credit Commitment(s) over and above the Revolving Credit Commitments provided for on the Closing Date, it being acknowledged for sake of clarity, that the standard set forth in this proviso does not apply to assignments or participations of any Revolving Credit Commitment and further that there is no commitment or obligation to increase the amount of the Revolving Credit Commitment), (ii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and a processing fee of $3,500.00, (iii) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement, (iv) the amount of the Revolving Credit Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, and (v) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof: (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary in clause (a)(i) above, no consent of the Borrower shall be required for an assignment if an Event of Default has occurred and is continuing.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of each Loan Party or the performance or observance by each Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment (and also, to the extent required, any consent of the Borrower required pursuant to Section 10.13(a) above), the Agent shall: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Revolving Credit Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit F hereto.

(d) Each Lender may, without the prior consent of the Agent, the other Lenders or the Borrower, sell participations to one or more Lenders or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Loans owing to it, and the Note held by it); provided, however, that: (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to such Loan Party received by it from such Lender.

(f) Anything in this Section 10.13 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

Section 10.14 Delivery of Tax Forms.

Each Lender that is not organized under the laws of the United States or a state thereof shall:

(a) deliver to the Borrower and the Agent, on or prior to the date of the execution and delivery of this Agreement or the date on which it becomes a Lender hereunder, two accurate and duly completed executed copies of United States IRS Form W-8BEN or W8ECI, as appropriate, or successor applicable form, as the case may be;

(b) deliver to the Borrower and the Agent two further accurate and complete executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(c) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Agent; unless in any such case under clause (b) above an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify with respect to Form W-8BEN or W8ECI, as appropriate that (i) it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes; (ii) to the extent legally entitled to do so, that it is entitled to receive payments under this Agreement without, or at a reduced rate of, deduction or withholding of any United States Federal income taxes; or (iii) that it is entitled to an exemption from United States backup withholding tax. Each Person not organized under the laws of the United States or a state thereof that is an assignee hereunder shall, prior to the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 10.14.

Section 10.15 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

(b) EACH LOAN PARTY IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH LOAN PARTY, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 10.9 HEREOF. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH LOAN PARTY SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS SECTION 10.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE AGENT OR ANY LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION OR THE RIGHT, IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING WHATSOEVER, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH LOAN PARTY, THE LENDERS AND THE AGENT WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 10.16 USA Patriot Act Notice; Anti-Money Laundering.

(a) The Agent and each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies Borrower (and to the extent requested, each Loan Party), which information includes the name and address of Borrower (and to the extent requested, each Loan Party) and other information that will allow the Agent and such Lenders to identify the Borrower (and to the extent requested, each Loan Party) in accordance with the Patriot Act.

(b) The Borrower shall, following a request by the Agent or any Lender, provide (or cause the same to be provided) all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations .under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.17 Removal and Replacement of Defaulting Lenders.

Under any circumstances set forth in Section 2.23 of this Agreement providing that Borrower shall have the right to remove and replace a Defaulting Lender as a party to this Agreement, Borrower may, upon notice to such Defaulting Lender and Agent, remove such Defaulting Lender by causing such Defaulting Lender to assign its Revolving Credit Commitment to one or more other Lenders or Eligible Assignees acceptable to Borrower and Agent; provided, however, that during the existence of any Event of Default, Borrower may not remove or replace a Defaulting Lender pursuant to this Section 10.17. Any removed or replaced Defaulting Lender shall be entitled, subject to the terms and provisions of Section 2.23, to (y) payment in full of all principal, interest, fees and other amounts owing to such Defaulting Lender or such Defaulting Lender’s affiliated indemnitees under any Loan Document through the date of termination or assignment (including any amounts payable pursuant to Section 2.22), and (z) a release of such Lender from its obligations under the Loan Documents (other than with respect to such default). Any Defaulting Lender being replaced shall execute and deliver an Assignment and Acceptance covering such Defaulting Lender’s Revolving Credit Commitment, and shall otherwise comply with Section 10.13 (and Borrower shall be responsible for payment of any processing and recordation fee payable under Section 10.13). Agent shall distribute an amended listing of Revolving Credit Commitments, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Revolving Credit Commitments.

Section 10.18 Pledge of Intercompany Notes and Borrower’s Interest in Mortgages.

As security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of Borrower’s Obligations, Borrower hereby hypothecates, transfers, sets over, pledges, assigns and grants to Agent, for the benefit of Lenders and Agent, a first lien on and first security interest in, and a right of setoff with respect to, the following, whether now owned or hereafter acquired or created:

(i) all right title and interest of Borrower, as holder thereunder or payee thereof, in and to each Intercompany Note from each Subsidiary Guarantor, as maker thereunder;

(ii) all right title and interest of Borrower, as mortgagee or beneficiary thereunder, in and to each Mortgage from each Subsidiary Guarantor, as mortgagor or trustor thereunder; and

(iii)all proceeds of the foregoing.
Section 10.19	Provisions re Assigned Credit Advance Value.

In the event that Borrower notifies Agent and Lenders in writing that Borrower wishes to refinance any Eligible Facility through a permanent loan to be provided to such Person by Fannie Mae, Freddie Mac, HUD, then, until such time as Borrower shall otherwise direct, the Assigned Credit Advance Value for such Eligible Facility shall not be reduced (other than a reduction to $0.00 in the case of a payoff) for any prepayments made on the Loan (a) pursuant to Section 2.5(b) (for partial prepayments or reductions only and specifically excluding the first sentence thereof), or (b) pursuant to Section 2.5(c) to the extent Borrowing Base requirements can remain satisfied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

Grubb & Ellis Healthcare REIT II Holdings, LP

By Grubb & Ellis Healthcare REIT II, Inc.,
Its General Partner

By: /s/ Shannon K S Johnson
Printed Name: Shannon K S Johnson
Its: Chief Executive Officer
KeyBank National Association
as Agent, and as a Lender

By: /s/ Brian Heagler
Printed Name: Brian Heagler
Its: Vice President

Revolving Credit Commitment:

$71,500,000

Pro rata Share of Aggregate
Revolving Credit Commitments:

100%
Lending Office for Base Rate Loans and LIBOR Loans:

KeyBank National Association

127 Public Square, MC:OH-01-27-0605
Cleveland, Ohio 44114
Attention: Healthcare Administrative Assistant

Address for Notices:

See Section 10.9.

CH2\90107097.8